                                                                     EXHIBIT 4.1

                ------------------------------------------------


                            STOCK PURCHASE AGREEMENT


                                   DATED AS OF


                                DECEMBER 8, 2004

                                  BY AND AMONG

                                  STEVEN KLEIN

                               KRISTINA NETTESHEIM

                                       and

                                   GARY BEGGS

                             AS SELLING SHAREHOLDERS

                                   BURLEN CORP

                                       AND

                           DELTA GALIL INDUSTRIES LTD.

                                       and

                              DELTA GALIL USA, INC.

                                  AS PURCHASER

                         RELATING TO THE ACQUISITION OF

                                  BURLEN CORP.

                ------------------------------------------------

** Represents material which has been redacted and will be separately filed with the Commission pursuant to a Request for Confidential Treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

                                TABLE OF CONTENTS

                                                                            Page




ARTICLE I: SALE AND PURCHASE OF THE SHARES.....................................1
1.1      SALE AND PURCHASE OF COMPANY CAPITAL STOCK............................1
1.2      CALCULATION OF PURCHASE PRICE.........................................2
1.3      INDEMNITY ESCROW......................................................2
1.4      PERFORMANCE PAYMENT...................................................3
1.5      PERFORMANCE PAYMENT CALCULATIONS......................................6

ARTICLE II: CLOSING............................................................8
2.1      CLOSING DATE..........................................................8
2.2      DELIVERIES............................................................8
2.3      NO FRACTIONAL SHARES..................................................9
2.4      COMPLIANCE WITH ISRAELI SECURITIES REGULATIONS;
           RESTRICTIONS ON RESALE..............................................9

ARTICLE III:REPRESENTATIONS AND WARRANTIES OF DELTA AND PURCHASER.............10
3.1      ORGANIZATION.........................................................10
3.2      CAPITALIZATION.......................................................10
3.3      AUTHORITY RELATIVE TO THIS AGREEMENT.................................10
3.4      CONSENTS AND APPROVALS; NO VIOLATIONS................................11
3.5      REPORTS AND FINANCIAL STATEMENTS.....................................11
3.6      DELTA ORDINARY SHARES................................................12
3.7      BROKERS..............................................................12
3.8      NO MATERIAL MISREPRESENTATIONS OR OMISSIONS..........................12

ARTICLE IV: REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................12
4.1      ORGANIZATION.........................................................12
4.2      ARTICLES OF INCORPORATION AND BYLAWS.................................13
4.3      CAPITALIZATION.......................................................13
4.4      AUTHORITY RELATIVE TO THIS AGREEMENT.................................13
4.5      CONSENTS AND APPROVALS; NO VIOLATIONS................................14

4.6      FINANCIAL STATEMENTS.................................................14
4.7      NO MATERIAL ADVERSE CHANGE; PAYABLES AND RECEIVABLES.................16
4.8      ABSENCE OF UNDISCLOSED LIABILITIES...................................17
4.9      LITIGATION...........................................................17
4.10     MATERIAL CONTRACTS; CERTAIN DEFINITIONS..............................18
4.11     EMPLOYEE BENEFIT PLANS...............................................20
4.12     TAXES AND TAX PAYMENTS...............................................22
4.13     COMPLIANCE WITH LAWS.................................................24
4.14     LABOR AND EMPLOYMENT MATTERS.........................................25
4.15     INSURANCE POLICIES...................................................27
4.16     ENVIRONMENTAL LAWS AND REGULATIONS...................................27
4.17     INTELLECTUAL PROPERTY RIGHTS.........................................29
4.18     REAL PROPERTY........................................................30
4.19     PERSONAL PROPERTY....................................................32
4.20     TITLE AS TO PROPERTIES...............................................32
4.21     PERMITS, LICENSES, ETC...............................................32
4.22     PRODUCT LIABILITY CLAIMS; PRODUCT WARRANTY...........................33
4.23     OFFICERS, DIRECTORS AND EMPLOYEES....................................33
4.24     TRANSACTIONS WITH AFFILIATES.........................................33
4.25     ABSENCE OF CERTAIN COMMERCIAL PRACTICES..............................34
4.26     INVENTORIES AND RECEIVABLES..........................................34
4.27     RELATIONS WITH CUSTOMERS AND SUPPLIERS...............................35
4.28     SALES AND PURCHASE ORDERS BACKLOG....................................35
4.29     CUSTOMS ISSUES.......................................................36
4.30     BOOKS, RECORDS AND BANK ACCOUNTS.....................................36
4.31     SOFTWARE AND INFORMATION SYSTEMS.....................................37
4.32     BROKERS..............................................................37
4.33     NO MATERIAL MISREPRESENTATIONS OR OMISSIONS..........................37

ARTICLE V: CERTAIN REPRESENTATIONS, WARRANTIES AND COVENANTS
         OF THE SELLING SHAREHOLDERS..........................................38
5.1      ORGANIZATION; AUTHORITY RELATIVE TO THIS AGREEMENT; NO VIOLATIONS....38
5.2      SHARES OF THE COMPANY................................................38
5.3      BROKERS..............................................................38

5.4      LITIGATION...........................................................38
5.5      NO MATERIAL MISREPRESENTATIONS OR OMISSIONS..........................39

ARTICLE VI: CONDUCT OF BUSINESS PENDING THE CLOSING...........................39
6.1      CONDUCT OF BUSINESS BY THE COMPANY...................................39
6.2      COMPENSATION PLANS...................................................40
6.3      ADVICE OF CHANGES; GOVERNMENTAL FILINGS..............................41
6.4      RISK OF LOSS.........................................................41

ARTICLE VII: ADDITIONAL AGREEMENTS............................................41
7.1      ACCESS AND INFORMATION...............................................41
7.2      MANAGEMENT OF THE COMPANY............................................42
7.3      NO SOLICITATION OF TRANSACTIONS......................................42
7.4      EFFORTS TO CLOSE.....................................................43
7.5      EMPLOYMENT AGREEMENTS................................................44
7.6      PUBLIC ANNOUNCEMENTS.................................................44
7.7      EXPENSES.............................................................45
7.8      NONCOMPETITION AND CONFIDENTIALITY AGREEMENTS........................45
7.9      INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES..........45
7.10     TAX MATTERS..........................................................47
7.11     NOTICE AND CURE......................................................52
7.12     ROOF REPAIRS AND RELATED MATTERS.....................................52
7.13     CONTROL OF CCRA INVESTIGATION; SETTLEMENT............................53
7.14     ENVIRONMENTAL INDEMNIFICATION........................................53
7.15     CONDUCT OF BUSINESS BY THE COMPANY...................................55
7.16     ASSIGNMENT OF AUTOMOBILE LEASES......................................55
7.17     ADDITIONAL ACTIONS...................................................55

ARTICLE VIII: CONDITIONS TO CLOSING...........................................56
8.1      CONDITIONS TO EACH PARTY'S OBLIGATION TO AFFECT THE PURCHASE.........56
8.2      CONDITIONS TO OBLIGATION OF THE SELLING SHAREHOLDERS TO EFFECT
           THE PURCHASE.......................................................57
8.3      CONDITIONS TO OBLIGATIONS OF DELTA AND PURCHASER TO EFFECT THE
           PURCHASE...........................................................57

ARTICLE IX: TERMINATION, AMENDMENT AND WAIVER.................................58
9.1      TERMINATION..........................................................58
9.2      EFFECT OF TERMINATION................................................59

ARTICLE X: GENERAL PROVISIONS.................................................59
10.1     [INTENTIONALLY OMITTED]
10.2     NOTICES..............................................................59
10.3     DESCRIPTIVE HEADINGS.................................................60
10.4     ENTIRE AGREEMENT; ASSIGNMENT.........................................60
10.5     GOVERNING LAW; PROCEDURAL MATTERS....................................61
10.6     PARTIES IN INTEREST..................................................61
10.7     COUNTERPARTS.........................................................61
10.8     VALIDITY.............................................................61
10.9     INVESTIGATION........................................................61
10.10    REMEDIES.............................................................61
10.11    CONSENTS; ACTIONS BY SELLING SHAREHOLDERS............................61
10.12    KNOWLEDGE; NO PERSONAL LIABILITY.....................................62
10.13    AMENDMENT; EXTENSION; WAIVER.........................................62
10.14    DISPUTE RESOLUTION...................................................62

EXHIBITS:

Exhibit 1.3             Form of the Escrow Agreement
Exhibit 7.5(a)          Form of Employment Agreement
Exhibit 7.5(b)          Form of Non-Competition Agreement
Exhibit 8.2(g)          Form of Opinion of Delta Counsel
Exhibit 8.3(c)          Form of Opinion of Burlen Counsel
Exhibit 8.3(e)          Form of Investor Representation Letter

SCHEDULES:

Schedule 2.2(c)         Purchase Price
Schedule 3.4            Consents and Approvals; No Violations
Schedule 3.7            Brokers
Schedule 4.1            Company Organization
Schedule 4.3            Company Capitalization
Schedule 4.5            Company Consents and Approvals; No Violations
Schedule 4.7            Company Material Adverse Changes
Schedule 4.8            Company Undisclosed Liabilities
Schedule 4.9            Company Litigation
Schedule 4.10           Company Contracts
Schedule 4.11(a)        Company Employee Benefit Plans
Schedule 4.11(c)        Violations of Benefit Plans
Schedule 4.11(g)        Liability Triggered by Termination of Plans
Schedule 4.11(i)        Benefits Provided by Company Plans
Schedule 4.11(j)        Employee Compensation Triggered by Agreement
Schedule 4.12           Company Taxes and Tax Payments
Schedule 4.13           Non-Compliance with Laws
Schedule 4.14(a)        Company Labor and Employment Contracts
Schedule 4.14(b)        Company Employees and Compensation
Schedule 4.14(d)        Company Compliance with Applicable Employment Laws
Schedule 4.14(e)        Company Collective Bargaining Agreements
Schedule 4.14(f)        Claims under the WARN Act
Schedule 4.14(g)        Leased Employees
Schedule 4.15           Company Insurance Policies
Schedule 4.16           Company Environmental Matters
Schedule 4.16(c)        Company Environmental Permits and Approvals
Schedule 4.17           Company Intellectual Property Rights
Schedule 4.18(a)        Company Real Property
Schedule 4.18(c)        Agreements Affecting Real Property
Schedule 4.18(e)        Company Real Estate Leases
Schedule 4.18(f)        Capital Improvements to Real Property
Schedule 4.19           Company Personal Property
Schedule 4.20           Company Title to Property
Schedule 4.21           Missing Permits, Licenses
Schedule 4.22(a)        Company Product Liability Claims
Schedule 4.22(b)        Company Warranty Policies
Schedule 4.24           Company Transactions With Affiliates
Schedule 4.26(a)        Company Inventory and Receivables
Schedule 4.26(b)        Company Location of Inventory
Schedule 4.27(a)        Company Customers and Suppliers
Schedule 4.27(b)        Company Relationships with Customers and Suppliers
Schedule 4.27(c)        Company Customers Dilutions
Schedule 4.28(a)        Company Open Sales Orders
Schedule 4.28(b)        Company Open Purchase Orders
Schedule 4.29           Company Customs Violations

Schedule 4.30           Company Accounts and Signatories
Schedule 4.31           Company Customized Software
Schedule 4.32           Company Brokers
Schedule 5.4            Selling Shareholders' Litigation
Schedule 7.16           Automobile Leases
Schedule 8.3(b)         Company Required Consents

                             INDEX OF DEFINED TERMS

TERMS                                                                    SECTION

1933 Act.............................................................Section 3.4
1934 Act.............................................................Section 3.5
Acquisition Proposals................................................Section 7.3
Affiliate...........................................................Section 4.24
Agreement...............................................................Preamble
Antitrust Law.....................................................Section 7.4(b)
Arbiter...........................................................Section 1.5(c)
Audited Financial Statements.........................................Section 4.6
Burlen..................................................................Preamble
Business................................................................Preamble
Cash Portion......................................................Section 1.2(c)
CCRA................................................................Section 7.13
Closing..............................................................Section 2.1
Closing Date.........................................................Section 2.1
Closing Payment......................................................Section 1.1
Code.............................................................Section 4.11(a)
Company.................................................................Preamble
Company Capital Stock................................................Section 1.1
Company Financial Statements.........................................Section 4.6
Company Intellectual Property.......................................Section 4.17
Company Owned Intellectual Property.................................Section 4.17
Company Net Debt.....................................................Section 1.2
Company Plans....................................................Section 4.11(a)
Company Transaction Documents........................................Section 4.4
Compensation Plans...................................................Section 6.2
Consents..........................................................Section 8.1(a)
Customized Software.................................................Section 4.31
Customs.............................................................Section 4.29
Damages...........................................................Section 7.9(a)
Delta SEC Filings....................................................Section 3.5
Delta Transaction Documents..........................................Section 3.3
Delta...................................................................Preamble
Determination.....................................................Section 1.5(c)
Disputed Items....................................................Section 1.5(b)
DOJ...............................................................Section 7.4(b)
EBIT..............................................................Section 1.4(a)
Employees........................................................Section 4.14(b)
Employment Agreement..............................................Section 1.4(l)
Employment Contracts.............................................Section 4.14(a)
Environmental Damages............................................Section 7.14(a)
Environmental Indemnified Party..................................Section 7.14(e)
Environmental Indemnifying Party.................................Section 7.14(e)
Environmental Laws..................................................Section 4.16

Environmental Permits............................................Section 4.16(c)
Equity Portion....................................................Section 1.2(c)
ERISA............................................................Section 4.11(a)
ERISA Affiliate..................................................Section 4.11(a)
Escrow Agent.........................................................Section 1.3
Escrow Period........................................................Section 1.3
Event of Loss........................................................Section 6.4
Exchange Act.........................................................Section 3.5
Fair Market Value.................................................Section 1.2(b)
FTC...............................................................Section 7.4(b)
Hazardous Substances.............................................Section 7.14(a)
H-S-R Act............................................................Section 3.4
HTSUS...............................................................Section 4.29
Indemnified Party.................................................Section 7.9(c)
Indemnifying Party................................................Section 7.9(c)
Indemnity Escrow.....................................................Section 1.3
Insurance...........................................................Section 4.10
Interim Financial Statements.........................................Section 4.6
IRB Debt..........................................................Section 1.5(b)
IRS..............................................................Section 4.11(b)
ISA...............................................................Section 2.4(a)
Israeli Corporate and Securities Authorities......................Section 2.4(a)
Knowledge..........................................................Section 10.12
Leased Real Property.............................................Section 4.18(a)
Licenses and Permits................................................Section 4.10
Lien.......................................................Section 4.7(a)(ii)(M)
Margin Minimum....................................................Section 1.4(a)
Material Adverse Effect...........................................Section 3.1(a)
Material Contracts..................................................Section 4.10
Net Debt.........................................................Section 1.2 Net
Proceeds............................................................Section 7.12
Net Sales.........................................................Section 1.4(a)
Notice of Disagreement............................................Section 1.5(b)
Ordinary Shares......................................................Section 1.1
Outstanding Term Loan................................................Section 1.2
Owned Real Property..............................................Section 4.18(a)
Performance Payment...............................................Section 1.4(b)
Permitted Lien.............................................Section 4.7(a)(ii)(M)
Personal Property Leases............................................Section 4.10
Plane.............................................................Section 7.2(a)
Pre-Closing Period...............................................Section 7.10(a)
Principal Customer...............................................Section 4.27(c)
Product Liability................................................Section 4.22(a)
Purchase Price.......................................................Section 1.1
Purchaser...............................................................Preamble
Real Estate Leases...............................................Section 4.18(e)

Real Property....................................................Section 4.18(a)
Real Property Permits............................................Section 4.18(b)
Regulated Substance.................................................Section 4.16
Representatives......................................................Section 7.3
Requirements.....................................................Section 4.18(d)
Requisite Regulatory Approvals....................................Section 8.1(a)
Review Period ....................................................Section 1.5(b)
Roof Repairs........................................................Section 7.12
SEC..................................................................Section 3.5
Section 338(h)(10) Election......................................Section 7.10(d)
Securities Act.......................................................Section 3.4
Selling Shareholders....................................................Preamble
Selling Shareholders' Transaction Documents..........................Section 5.1
Statement.........................................................Section 1.5(a)
Stock Equivalents....................................................Section 4.3
Subsidiaries.........................................................Section 4.1
2005 Target Net Sales.............................................Section 1.4(d)
2006 Target Net Sales.............................................Section 1.4(f)
2007 Target Net Sales.............................................Section 1.4(i)
TASE..............................................................Section 2.4(a)
Tax or Taxes........................................................Section 4.12
Tax Return..........................................................Section 4.12
Termination..........................................................Section 9.1

                            STOCK PURCHASE AGREEMENT

        This STOCK PURCHASE AGREEMENT, dated as of December 8, 2004 (the "AGREEMENT"), by and among DELTA GALIL INDUSTRIES LTD., a company organized under the laws of the State of Israel ("DELTA"), DELTA GALIL USA, INC., a Delaware corporation and a wholly owned subsidiary of Delta ("PURCHASER"), BURLEN CORP., a Georgia corporation (the "COMPANY" or "BURLEN") and STEVEN KLEIN, KRISTINA NETTESHEIM and GARY BEGGS (the "SELLING SHAREHOLDERS").

                               W I T N E S S E T H

        WHEREAS, the Company is engaged in the design, development, manufacture, importation, marketing, distribution, and sale of ladies' and girls' underwear, tops and sleepwear (the "BUSINESS"); and

        WHEREAS, the Selling Shareholders wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Selling Shareholders, all of the issued and outstanding shares of capital stock of the Company in exchange for the Purchase Price to be paid to such Selling Shareholders, on the terms and subject to the conditions set forth in this Agreement;

        NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Selling Shareholders and the Company, on the one hand, and the Purchaser and Delta, on the other hand, hereby agree as follows:

                                    ARTICLE I

                         SALE AND PURCHASE OF THE SHARES

        1.1 SALE AND PURCHASE OF COMPANY CAPITAL STOCK. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 2.1) the Selling Shareholders shall sell to the Purchaser and the Purchaser shall purchase from the Selling Shareholders all the issued and outstanding capital stock of the Company (the "COMPANY CAPITAL STOCK") in exchange for the Purchase Price. The "PURCHASE PRICE" shall be comprised of an aggregate amount equal to $56,950,000 minus the Company's Net Debt (the "CLOSING PAYMENT") plus the Performance Payment, if any, as defined in Section 1.4 below, which may be payable in 2006, 2007 and 2008 based on the Company's performance in 2005, 2006 and 2007. Any payments of the Purchase Price will be allocated among the Selling Shareholders in accordance with Section 2.2(c). As more fully described in
Section 1.2 below, a portion of the Purchase Price shall be payable, at Delta's option, in the form of Ordinary Shares, par value NIS 1.00 per share, of Delta ("ORDINARY SHARES") and a portion shall be subject to an escrow agreement, as described in Section 1.3 hereof.

        1.2     CALCULATION OF PURCHASE PRICE.

        (a) "COMPANY NET DEBT" shall mean (A) the sum of (i) the Company's outstanding term loans under the credit facilities provided by or through Bank of America as of the Closing Date (the "OUTSTANDING TERM LOAN"); and (ii) the Company's outstanding revolving credit loans (but not including the face amount of any undrawn letters of credit issued as a sub-feature thereunder) under the credit facilities provided by or through Bank of America as of the Closing Date MINUS $2,000,000; and (iii) any obligations of the Company with respect to amounts outstanding as of the Closing Date under the Industrial Development Revenue Bonds issued by the Tift County Development Authority for the benefit of the Company (the "IRB DEBT"); and (iv) any interest that has accrued on the amounts referred to in (i), (ii), or (iii); and (v) the Company's outstanding overdraft advances under the overdraft lines of credit made available to the Company, MINUS (B) the amount of cash and cash equivalents held by or in the name of the Company, as of the Closing Date; PROVIDED that for the purposes of this Agreement "NET DEBT" shall not exceed the sum of the Outstanding Term Loan plus the IRB Debt plus $4,500,000. For purposes of determining Company Net Debt, the parties shall rely exclusively on pay-off letters or other similar writings provided by the relevant lenders.

        (b) Any Ordinary Shares of Delta to be issued pursuant to this Agreement will be valued at the average closing price of Delta's Ordinary Shares on the Tel Aviv Stock Exchange for the thirty trading days ending on the third trading day prior to the date of the Closing or the date payment of the Performance Payments is due, as the case may be the "FAIR MARKET VALUE". For purposes of determining the number of Delta shares to be issued at the Closing and in respect of the payment of any portion of the Performance Payment, any amounts determined in US Dollars shall be converted into New Israeli Shekels, and any amounts determined in New Israeli Shekels shall be converted into U.S. Dollars, at the representative rate of exchange, as determined by the Bank of Israel, in effect on the relevant trading day.

        (c) The Closing Payment shall be payable as follows: (i) an amount equal to $54,700,000 minus the Company's Net Debt shall be paid in cash (the "CASH PORTION") and (ii) the remaining amount to be paid at Closing may be satisfied, at Delta's option, by either a cash payment or by the delivery of a number of the Ordinary Shares of Delta having a value equal to $2,250,000 (the "EQUITY PORTION").

        1.3     INDEMNITY ESCROW.

                As the exclusive security for the obligations of the Selling Shareholders pursuant to Section 7.9, 7.10 and 7.14 hereof, the sum of $5,500,000 in cash (the "INDEMNITY ESCROW") shall be deposited with SunTrust Bank or another mutually acceptable escrow agent (the "ESCROW AGENT") pursuant to the Escrow Agreement (in the form attached hereto as EXHIBIT 1.3) among the Purchaser, the Selling Shareholders and the Escrow Agent to be held by the Escrow Agent pursuant to the Escrow Agreement. As provided in the Escrow Agreement, the Indemnity Escrow will continue for ten years following the Closing (the "ESCROW PERIOD") and a portion will be released on each of the first three anniversaries of the Closing Date, PROVIDED that there are not any then-pending unresolved claims, as follows: (i) on the first anniversary, $833,333.00 shall be released; (ii) on the second anniversary $833,333.00 shall be released; (iii) on the third anniversary, $833,334 shall be released; (iv) on the sixth anniversary, $500,000 shall be released; and (v) on the tenth anniversary, the remainder of the Indemnity Escrow shall be released.

        1.4     PERFORMANCE PAYMENT.

                (a)     As used herein:

                        (i) "NET SALES" shall mean net sales, as determined under U.S. GAAP, for all sales by the Company to********, in all cases determined consistent with revenue recognition methodologies employed for the fiscal year ending on December 31, 2004;

                        (ii) "EBIT" shall mean earnings before interest and taxes calculated as set forth in ANNEX 1 to this Agreement.

                        (iii) "MARGIN MINIMUM" shall mean EBIT as a percentage of Net Sales of at least ***% for the relevant period.

                (b) In addition to the Closing Payment, the Selling Shareholders may be entitled to aggregate consideration in an amount not to exceed $******* (the "PERFORMANCE PAYMENT"). A portion of the total Performance Payment shall be payable based on the attainment of performance targets for each of 2005, 2006, and 2007, as more fully described below. Any Performance Payment shall be made to the Selling Shareholders pro rata in proportion to their shareholdings in the Company as set forth on SCHEDULE 2.2(C).

                (c) Any payment of the Performance Payments shall be payable as follows: 75% in cash and 25% in either cash or Ordinary Shares of Delta at Delta's discretion, subject to applicable restrictions on transfer, if any, to which the Ordinary Shares issuable at Closing are subject. In addition thereto and in connection with any such issuance, Delta shall make all such disclosures to the Selling Shareholders as may be required to be made in order to make the previous public statements not materially misleading. The number of Ordinary Shares issuable shall be calculated according to the Fair Market Value. Performance Payments shall be made by Purchaser to the Selling Shareholders within five (5) business days after Net Sales and EBIT for the applicable year are finally determined in accordance with Section 1.5. Notwithstanding anything in this Agreement to the contrary, Delta shall have no right to pay any portion of any amount owed to the Selling Shareholders (whether as part of the Closing Payment or Performance Payments) in Ordinary Shares unless at the time payment in Ordinary Shares is to be made the Ordinary Shares trade on the Tel Aviv Stock Exchange.

                (d)     If Net Sales in 2005 are ****************(the "2005
 TARGET NET SALES") or more and the Margin Minimum is met or exceeded, then the Selling Shareholders shall be entitled collectively to a Performance Payment of **************. If Net Sales in 2005
are less than the 2005 Target Net Sales and the Margin Minimum is met or exceeded, then the Selling Shareholders shall be entitled to receive a share of the Performance Payment equal to:

$***********************

                (e) If the Company's EBIT in 2005 is greater than or equal to $***********, the Selling Shareholders shall be entitled to receive collectively an aggregate amount of ***********. If the Company's EBIT in 2005 is greater than or equal to $************ but less than $*********, the Selling Shareholders shall be entitled to receive collectively an aggregate of ************. If the Company's EBIT in 2005 is greater than or equal to $********** but less than $********, the Selling Shareholders shall be entitled to receive collectively an aggregate of ************.

                (f) If Net Sales in 2006 are *****% of Net Sales in 2004 (the "2006 TARGET NET SALES") or more and the Margin Minimum is met or exceeded, then the Selling Shareholders shall be entitled collectively to a payment of *************. If Net Sales in 2006 are less than the 2006 Target Net Sales and the Margin Minimum is met or exceeded, then the Selling Shareholders shall be entitled to receive a share of the Performance Payment equal to:

$*************

                (g) If the Company's EBIT in 2006 is greater than or equal to $*********, the Selling Shareholders shall be entitled to receive collectively an aggregate of **************. If the Company's EBIT in 2006 is greater than or equal to $********* but less than $*********, the Selling Shareholders shall be entitled to receive collectively an aggregate of ****************. If the Company's EBIT in 2006 is greater than or equal to $********** but less than $********, the Selling Shareholders shall be entitled to receive collectively an aggregate of ****************.

                (h) If (I) the Selling Shareholders were not paid $************ in the aggregate pursuant to application of the provisions of
Section 1.4(d) of this Agreement and (II) if Net Sales for 2006 exceed the 2006 Target Net Sales (and the Margin Minimum was met or exceeded on such Net Sales for 2006), such excess of Net Sales for 2006 may be added to Net Sales for 2005 and the portion of the Performance Payment payable pursuant to application of the provisions of Section 1.4(d) of this Agreement shall be recalculated. The Selling Shareholders shall be entitled to payment of an amount equal to the difference between the recalculated aggregate amount of the Performance Payment payable to the Selling Shareholders as a result of such recalculation and the amounts previously paid in respect of application of the provisions of Section 1.4(d) of this Agreement. In no event shall the aggregate amount of the payments to be made to the Selling Shareholders pursuant to application of the provisions of Section 1.4(d), whether initially or upon any recalculation permitted pursuant to this Section 1.4(h), exceed ***********************. For the avoidance of doubt, any recalculation of the Performance Payment authorized to be made pursuant to this Section 1.4(h) shall not include Net Sales for 2005 in the recalculation if the Margin Minimum for Net Sales for 2005 was not met.

                (i) If Net Sales in 2007 are *********% of Net Sales in 2004 ("2007 TARGET NET SALES") or more and the Margin Minimum is met or exceeded, then the Selling Shareholders shall be entitled collectively to a payment of *************. If Net Sales in 2007 are less than the 2007 Target Net Sales, and the Margin Minimum is met or exceeded, then the Selling Shareholders shall be entitled to receive a share of the Performance Payment equal to:

$**************************

                (j) If the Company's EBIT in 2007 is greater than or equal to $***************, the Selling Shareholders shall be entitled to receive collectively an aggregate of *********************. If the Company's EBIT in 2007 is greater than or equal to $******* but less than $********, the Selling Shareholders shall be entitled to receive collectively an aggregate of ****************. If the Company's EBIT in 2007 is greater than or equal to $******** but less than $********, the Selling Shareholders shall be entitled to receive collectively an aggregate of ***********.

                (k) If the Selling Shareholders were not paid $******** in the aggregate pursuant to application of the provisions of Section 1.4(d) of this Agreement (whether (A) initially or upon recalculation pursuant to Section 1.4(h) of this Agreement or (B) pursuant to application of the provisions of
Section 1.4(f) of this Agreement), recalculations of the amounts of the portion of the Performance Payment payable to the Selling Shareholders pursuant to application of each of such Sections shall be made in accordance with the further provisions of this Section 1.4(k). If Net Sales for 2007 exceed the 2007 Target Net Sales (and the Margin Minimum is met or exceeded), such excess of Net Sales for 2007 shall be added first to Net Sales for 2005 to recalculate the Performance Payment payable in respect of 2005 Target Net Sales. Any such recalculation shall give effect to any prior recalculation made pursuant to
Section 1.4(h) of this Agreement. The Selling Shareholders shall be entitled to payment of an amount equal to the difference between the recalculated aggregate amount of the Performance Payment payable to the Selling Shareholders as a result of such recalculation and the amounts previously paid in respect of application of the provisions of Section 1.4(d) of this Agreement. In no event shall the aggregate of the payments to be made to the Selling Shareholders pursuant to application of the provisions of Section 1.4(d), whether initially or upon any recalculation permitted pursuant to either of Sections 1.4(h) or 1.4(k) of this Agreement exceed **************. If Net Sales for 2005 as recalculated pursuant to application of this Section 1.4(k) results in the Selling Shareholders receiving, in the aggregate, $******* in respect of the application of Section 1.4(d) of this Agreement and (A) there is an excess of Net Sales for 2007 over 2007 Target Net Sales, then (B) the amount of the excess in the foregoing clause (A) not used to adjust Burlen's Net Sales for 2005 to an amount necessary to permit the payment of the maximum portion of the Performance Payment payable pursuant to Section 1.4(d) of this Agreement, shall be added to the amount of Net Sales for 2006 pursuant to Section 1.4(f) of this Agreement and the amount of the Performance Payment payable to the Selling Shareholders thereunder recalculated. The Selling Shareholders shall be entitled to payment of an amount equal to the difference between the recalculated aggregate amount of the Performance Payment payable to the Selling Shareholders as a result of such recalculation and the amounts previously paid in respect of application of the provisions of Section 1.4(f) of this Agreement. In no event shall the aggregate of the payments to be made to the Selling Shareholders pursuant to application of the provisions of Section 1.4(f), whether initially or upon any recalculation permitted pursuant to this Section 1.4(k) exceed ********************. For the avoidance of doubt, any recalculation of the Performance Payment authorized to be made pursuant to this Section 1.4(k) shall not include Net Sales for 2005 or Net Sales for 2006, as applicable, in the recalculation if the Margin Minimum for Net Sales for 2005 or Net Sales for 2006, as applicable, was not met.

                (l) Notwithstanding anything in this Section 1.4 to the contrary or otherwise in this Agreement, if the employment of any Selling Shareholder with Burlen is terminated by Burlen without "Cause" (as such term is defined in such Selling Shareholder's Employment Agreement to be entered into in connection with the transactions contemplated hereby (the "EMPLOYMENT AGREEMENT")) or if any Selling Shareholder terminates his or her employment "For Good Reason" (as such term is defined in the relevant Employment Agreement), and provided that EBIT for the full 12-month period ending on the calendar month prior to the effective date of any such termination are not lower than $************* for 2004, Delta shall pay the Selling Shareholders an amount equal to (A) $************* minus (B) (i) the aggregate amount of any Performance Payments previously made by Delta to the Selling Shareholders, and
(ii) any Performance Payments not earned for prior years due to failure to meet the targets set forth above, such payment upon such termination being in full satisfaction of the Performance Payment.

        1.5     PERFORMANCE PAYMENT CALCULATIONS.

                (a) For purposes of calculations and other determinations under Section 1.4 hereof, within 45 days after the end of the fiscal year in question, Delta shall cause to be prepared and shall deliver to the Selling Shareholders a preliminary statement setting forth in reasonable detail relevant calculations and other determinations for such fiscal year, along with supporting schedules, analyses, working papers and other documentation (collectively, the "STATEMENT").

                (b) During the 30-day period following receipt of the Statement (the "REVIEW PERIOD"), the Selling Shareholders shall be permitted reasonable access to the books and records of the Company relating to the Statement. If, within 30 days after delivery of the Statement, the Selling Shareholders allege that the Statement has not been prepared in accordance with this Agreement or that the Statement contains a mathematical mistake or other error, the Selling Shareholders shall deliver to Delta within such period a written notice (the "NOTICE OF DISAGREEMENT") specifying in reasonable detail all disputed items and the basis therefor (collectively, the "DISPUTED ITEMS"), and including, if necessary to provide reasonable detail, supporting schedules, analyses, working papers and other documentation. The failure by the Selling Shareholders to provide a Notice of

Disagreement to the Corporation within such 30-day period will constitute the acceptance by the Selling Shareholders of the Statement, and in such event the calculations and other determinations set forth on the Statement shall be the final calculations and other determinations for the fiscal year in question.

                (c) During the 15-day period following the delivery of any Notice of Disagreement or such longer period as the Selling Shareholders and Delta shall mutually agree, the Selling Shareholders and Delta shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in such Notice of Disagreement. If, at the end of such 15-day period (or such longer period as mutually agreed), the Selling Shareholders and Delta have not so resolved such differences, the Selling Shareholders and Delta shall submit the dispute for resolution to an independent accounting firm (the "ARBITER") for review and resolution of any and all matters that remain in dispute and that were included in the applicable Notice of Disagreement. The Arbiter shall be a mutually acceptable internationally recognized independent public accounting firm agreed upon by the Selling Shareholders and Delta in writing; PROVIDED, that in the event the parties are not able to mutually agree on an accounting firm, the Arbiter shall be the New York, New York office of Ernst & Young. The Selling Shareholders and Delta shall use reasonable efforts to cause the Arbiter to render a decision resolving the matters in dispute within 30 days following the submission of such matters to the Arbiter, or such longer period as the Selling Shareholders and Delta shall mutually agree. The Arbiter shall determine, based solely on presentations by the Selling Shareholders and Delta and their respective representatives, and not by independent review, (except as provided in the proviso to this sentence), only those issues in dispute specifically set forth in the applicable Notice of Disagreement and shall render a written report as to the dispute and the resulting calculations, which shall be conclusive and binding upon the parties; PROVIDED, HOWEVER, that upon request by the Selling Shareholders, the Arbiter shall do an independent audit of the books and records of Delta and its Subsidiaries (including the Company) and such other information deemed reasonably necessary by the Arbiter in order for the Arbiter to make its determination under this Section 1.5, in which case Delta shall provide the Arbiter with reasonable access to such books and records and other such information reasonably requested by the Arbiter. In resolving any Disputed Item, the Arbiter shall be bound by the principles set forth in this Agreement. The Arbiter shall notify the Selling Shareholders and Delta of its determination of the Disputed Items, which determination (each a, "DETERMINATION") shall be final and binding on the parties hereto and shall be the sole and exclusive remedy of the parties hereto regarding such Disputed Items. Notwithstanding the foregoing, the Arbiter shall only consider and shall only have authority to resolve those accounting matters specifically referred to it for resolution. Any disagreements among the Selling Shareholders and Delta with respect to matters of law or the interpretation of this Agreement or any other agreement between the parties may be submitted to a court of competent jurisdiction/arbitration as provided in
Section 10.14, and the Arbiter shall have no authority to decide such matters unless specifically agreed to by the Selling Shareholders and Delta. Any dispute as to whether a matter is an accounting matter or a matter of law or interpretation will, unless otherwise agreed by the parties at the time, be submitted to a court of competent jurisdiction/arbitration as provided in Section10.14.

                (d) If there shall not have been any Notice of Disagreement, Purchaser shall pay the Performance Payment (if any) to the Selling Shareholders no later than April 1 of the year following the year in respect of which the Performance Payment is payable. If there shall have been a Notice of Disagreement, Purchaser shall pay to the Selling Shareholders by April 1 of such year 50% of any Performance Payment set forth on the Statement, with the balance payable within 15 days following the resolution of any disputed amounts.

                (e) Each party shall bear its own costs and attorney's fees incurred in connection with the process described by this Section 1.5, and shall share equally in the fees and expenses of the Arbiter; PROVIDED, HOWEVER, that the Arbiter will be entitled to make a determination, which determination shall be final and binding on all parties, that one party pay all or part of the fees and expenses of the other party in connection with the process described by this
Section 1.5.

                                   ARTICLE II

                                     CLOSING

        2.1 CLOSING DATE. The closing of the purchase and sale of the Company Capital Stock (the "CLOSING") shall take place at the offices of Kilpatrick Stockton LLP, 1100 Peachtree Street, Suite 2800, Atlanta, GA 30309, or at such other place as the parties may mutually agree, on December 8, 2004 (the "CLOSING DATE"). For all purposes of this Agreement, the transactions contemplated hereby and provided for herein shall be effective as of 11:59:59 pm, EST, on December 8, 2004.

        2.2     DELIVERIES.

                (a) At the Closing, subject to the provisions of this Agreement, the Selling Shareholders shall deliver to the Purchaser, free and clear of all liens, the certificates for the shares of the Company Capital Stock, duly endorsed in blank, or with separate stock transfer powers attached thereto and signed in blank, with appropriate transfer stamps, if any, affixed thereto.

                (b) At the Closing, the Company and the Selling Shareholders will make available to the Purchaser the written resignations of all the directors of the Company and its Subsidiaries (other than Steven Klein) effective as of the Closing and shall use reasonable efforts to cause to be made available to the successor directors and officers all minute books, stock record books, books of account, corporate seals, contracts and other documents, instruments and papers belonging to the Company and shall use best efforts to cause full possession and control of all of the Company assets and of all other things and matters pertaining to the operation of the Business to be transferred and delivered to the directors and officers elected to succeed the resigned directors and officers of the Company. At the Closing, the Company and Selling Shareholders shall also deliver to the Purchaser, and the Purchaser and Delta shall deliver to the Selling Shareholders, the certificates, opinions and other instruments, agreements and documents referred to in Sections 8.1, 8.2 and 8.3.

                (c) At the Closing, Purchaser will deliver to each of the Selling Shareholders a pro rata portion of the Closing Payment in proportion to their shareholdings in the Company as set forth on SCHEDULE 2.2(C). The portion of the Purchase Price payable in cash shall be delivered to each of the Selling Shareholders by wire transfer in immediately available funds to such account as each of the Selling Shareholders shall direct. The portion of the Purchase Price payable in the Ordinary Shares, if any, shall be delivered in the form of stock certificates representing the number of Ordinary Shares representing each Selling Shareholder's pro rata share of $2,500,000, such number of shares to be calculated at the Fair Market Value of the Ordinary Shares.

        2.3 NO FRACTIONAL SHARES. No fractional Ordinary Shares shall be issued to the Selling Shareholders pursuant to this Agreement. In lieu of the issuance of any such fractional Ordinary Shares pursuant to this Agreement, cash adjustments will be paid to holders in respect of any fractional Ordinary Shares of Delta that would otherwise be issuable.

        2.4 COMPLIANCE WITH ISRAELI SECURITIES REGULATIONS; RESTRICTIONS ON RESALE.

                (a) Each of the Company and the Selling Shareholders hereby acknowledges that, the issuance of the Ordinary Shares to the Selling Shareholders may require the approval by the Israeli Securities Authority (the "ISA"), the Tel Aviv Stock Exchange ("TASE") and other authorities administering Israeli corporate and securities regulations (the ISA, the TASE, along with such other authorities, the "ISRAELI CORPORATE AND SECURITIES AUTHORITIES") of certain filings required in connection with the transactions contemplated hereby and the issuance of the Ordinary Shares. In connection with the foregoing, each of the Company and the Selling Shareholders agrees to provide Delta (and its financial advisors, attorneys, accountants, consultants and other representatives) with all information reasonably requested by Delta for Delta to comply with such Israeli corporate and securities laws; provided, that the Company and the Selling Shareholders shall have no obligation under this Section 2.4(a) after Closing.

                (b) Each of the Selling Shareholders hereby acknowledges and agrees that, the Ordinary Shares may be subject to certain restrictions on resale and other restrictions under Israeli and United States securities laws and regulations with respect to effecting any transactions in the Ordinary Shares and each of the Selling Shareholders hereby agrees to comply with such restrictions and regulations, if applicable.

                                   ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF DELTA AND PURCHASER

        Delta and Purchaser, jointly and severally, represent and warrant to the Selling Shareholders and the Company, as of the date hereof and as of the Closing Date, as follows:

        3.1     ORGANIZATION.

                (a) Each of Delta and Purchaser have been duly incorporated and are validly existing as corporations in good standing under the laws of their respective jurisdictions of organization and each such corporation has all the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Delta and Purchaser is duly qualified or licensed to carry on its business as it is now being conducted, and is qualified to do business in each jurisdiction where the character of its properties owned or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not in the aggregate have a Material Adverse Effect. As used in this Agreement, the term "MATERIAL ADVERSE EFFECT" means, with respect to Delta, Purchaser or the Company, as the case may be, a material adverse effect on the business, assets, results of operations or financial condition of such corporation and its Subsidiaries taken as a whole or on such corporation's ability to consummate the transactions contemplated hereby or in such corporation's ability to conduct its business as currently being conducted or to perform its obligations hereunder.

                (b) Neither Delta nor Purchaser is in violation of any provision of its Certificate of Incorporation or By-laws or similar organizational document that would have a Material Adverse Effect.

        3.2     CAPITALIZATION.

                (a) As of the date hereof, the authorized capital stock of Delta consists, in its entirety, of 26,000,000 Ordinary Shares, of which there are 19,947,849 Ordinary Shares issued and outstanding, including 1,422,486 Ordinary Shares owned by Delta, and 45,882 Ordinary Shares held by a trustee in connection with Delta's stock option plans. As of the date hereof, 1,137,520 Ordinary Shares are reserved for issuance upon exercise of outstanding options pursuant to Delta's employee stock option plans. All of the issued and outstanding Ordinary Shares are validly issued, fully paid, non-assessable and free of preemptive rights or similar rights created by statute, the Articles of Association or Memorandum of Association of Delta or any agreement to which Delta or any of its Subsidiaries is a party or by which Delta or any of its Subsidiaries is bound.

                (b) Delta owns all of the outstanding shares of capital stock of Purchaser.

        3.3 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Delta and Purchaser has the requisite corporate power and authority to enter into this Agreement, Escrow Agreement (in the form attached hereto as Exhibit 1.3), and the other documents contemplated hereby to the extent that it is a party thereto (collectively, the "DELTA TRANSACTION DOCUMENTS"), and to carry out its obligations hereunder and thereunder. The execution and delivery of the Delta Transaction Documents by Delta and Purchaser and the consummation by Delta and Purchaser of the transactions contemplated thereby and hereby have been duly authorized by the respective Boards of Directors of Delta and Purchaser, and by Delta as the sole shareholder of Purchaser and, except for the approval of the Israeli Corporate and Securities Authorities as set forth in Section 2.4, no other corporate proceedings on the part of Delta or Purchaser are necessary to approve the Delta Transaction Documents or the transactions contemplated thereby. The Delta Transaction Documents have been duly and validly executed and delivered by each of Delta and Purchaser and each constitutes a valid and binding agreement of each of Delta and Purchaser, enforceable against Delta and Purchaser in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws now or hereafter in effect relating to creditors' rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

        3.4     CONSENTS AND APPROVALS; NO VIOLATIONS. Except as disclosed on
SCHEDULE 3.4 hereto, and except for the applicable requirements of the DGCL, the Securities Act of 1933, as amended (the "SECURITIES ACT" or "1933 ACT"), state securities or blue sky laws of the various states of the United States, Israeli corporate and securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "H-S-R ACT"), no material filing with, and no material permit, authorization, consent or approval of, any public or governmental body or authority is necessary for the consummation by Delta and Purchaser of the transactions contemplated by the Delta Transaction Documents. Except as disclosed on SCHEDULE 3.4 hereto, neither the execution and delivery of the Delta Transaction Documents by Delta or Purchaser, nor the consummation by Delta or Purchaser of the transactions contemplated thereby, nor compliance by Delta or Purchaser with any of the provisions thereof, will (a) conflict with or result in any breach of any provision of the Articles of Association or Memorandum of Association of Delta or the Certificate of Incorporation of Purchaser, (b) violate any order, writ, injunction, decree, statute, rule or regulation, in each case that is material, of any court or federal, state, local or foreign body or authority, or any nongovernmental self-regulatory organization or agency to which Delta, its Subsidiaries, or any of their properties or assets may be subject except for violations or breaches which would not in the aggregate have a Material Adverse Effect, or (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under or give rise to any right of termination, cancellation, acceleration or change in the award, grant, vesting or determination under, or result in the creation of any lien, charge, security interest or encumbrance upon any of the respective properties or assets of Delta or any of its Subsidiaries, under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement, arrangement or other instrument or obligation, in each case that is material, to which Delta or any of its Subsidiaries is a party or by which Delta or any of its Subsidiaries or any of their respective properties or assets may be bound or affected.

        3.5 REPORTS AND FINANCIAL STATEMENTS. Delta has filed all forms, reports, registration statements and documents required to be filed by it with the Securities and Exchange Commission ("SEC"), the securities division of any state of the United States, the ISA, and the TASE for the three year period preceding the Closing Date, and has heretofore delivered or made available to the Company, in the form filed with the SEC, (i) its Annual Report on Form 20-F for the fiscal year ended December 31, 2003, (ii) all proxy statements, if any, relating to Delta's meetings of shareholders (whether annual or special) held since January 1, 2004 and (iii) all other forms, reports and other registration statements filed by Delta on Form 6-K with the SEC since January 1, 2004 (such forms, reports, registration statements and documents, together with any amendments thereto, are referred to as the "DELTA SEC FILINGS"). As of their respective dates, (A) the Delta SEC Filings complied as to form and substance in all material respects with the applicable requirements of the 1933 Act and the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT" or "1934 ACT") as the case may be, and (B) none of the Delta SEC Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        3.6 DELTA ORDINARY SHARES. The Ordinary Shares to be issued hereunder, when issued and delivered to the Selling Shareholders pursuant to this Agreement, will be duly authorized, validly issued and outstanding, fully paid and non-assessable, and free and clear of all liens, charges, encumbrances and preemptive rights.

        3.7 BROKERS. Except as set forth on SCHEDULE 3.7, none of Delta or Purchaser or any of its Subsidiaries is obligated to pay any financial advisor, broker or investment banker in connection with the transactions contemplated by this Agreement.

        3.8 NO MATERIAL MISREPRESENTATIONS OR OMISSIONS. To the Knowledge of Delta and Purchaser, all information provided or to be provided in writing by or on behalf of either of Delta or the Purchaser, is or will be materially true and correct as of the date set forth in such written information and does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, and in light of the circumstances under which they were made, is not misleading as of the date set forth in such written information.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company and the Selling Shareholders represent and warrant to Delta and Purchaser as of the date hereof and as of the Closing Date as follows:

        4.1 ORGANIZATION. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state or country of incorporation or organization, which are set forth on
SCHEDULE 4.1 hereto, and each of the Company and its Subsidiaries has all the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company's Subsidiaries, direct and indirect, is listed on SCHEDULE 4.1 hereto (the "SUBSIDIARIES" and for purposes of this Agreement, any reference to the Subsidiaries of an entity shall be deemed to include all of the entity's Subsidiaries directly or indirectly held). Each of the Company and its Subsidiaries is duly qualified or licensed to carry on its business as it is now being conducted, and is in good standing in each jurisdiction listed under such company's name on SCHEDULE 4.1 hereto, which jurisdictions so listed are all the jurisdictions where the character of its properties owned or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not in the aggregate have a Material Adverse Effect, PROVIDED, that such exception shall not apply to the failure to so qualify in the State of New York. SCHEDULE 4.1 hereto also sets forth the percentage of each of the Company's Subsidiaries' outstanding shares of capital stock or other equity interests owned by the Company and its Subsidiaries, as the case may be, and lists the directors and officers of each Subsidiary. Except as set forth on SCHEDULE 4.1, there are no partnerships or joint venture arrangements or other business entities in which the Company or any of its Subsidiaries owns an equity interest. Except as set forth in SCHEDULE 4.1 hereto, the Company is not party to, nor is the Company aware of the existence of, any voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other interests of the Company or its Subsidiaries.

        4.2 ARTICLES OF INCORPORATION AND BYLAWS. The Company has heretofore furnished to the Purchaser a complete and correct copy of the Articles of Incorporation and Bylaws (or equivalent organizational documents), each as amended to such date, of the Company and each of its Subsidiaries. Such Certificates of Incorporation and Bylaws (or equivalent organizational documents) are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws (or equivalent organizational documents).

        4.3 CAPITALIZATION. Set forth on SCHEDULE 4.3 hereto is the authorized and outstanding capital stock of the Company and each of its Subsidiaries. All of the issued and outstanding shares of Company Capital Stock and of the capital stock of each Subsidiary of the Company are validly issued, fully paid, non-assessable and free of preemptive rights or similar rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which the Company is bound.
SCHEDULE 4.3 hereto lists all the holders of Company Capital Stock and the amount of shares of Company Capital Stock held by each. There are no options, warrants, subscriptions, calls, claims, rights, convertible securities or other agreements or commitments obligating the Company to issue, sell or transfer any securities, whether written or oral (collectively, "STOCK EQUIVALENTS"), outstanding as of the date hereof. Except as set forth on SCHEDULE 4.3 hereto, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of any of the Company's Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of the Company's Subsidiaries or any other person. There are no shareholders' agreements, voting trusts or other agreements, arrangements or understandings applicable to the exercise of voting or any other rights with respect to any of the share capital of the Company. The Company Capital Stock was not issued in violation of any preemptive, subscription or other right of any person to acquire securities and constitutes in the aggregate all the issued and outstanding capital stock of all classes of the Company.

        4.4 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has the requisite corporate power and authority to enter into this Agreement and the agreements contemplated hereby to which it is to be a party (collectively, the "COMPANY TRANSACTION DOCUMENTS") and to carry out its obligations hereunder and thereunder. The execution and delivery of the Company Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby have been duly and validly authorized and no other corporate proceedings on the part of the Company are necessary to approve the Company Transaction Documents or the transactions contemplated thereby. The Company Transaction Documents have been duly and validly executed and delivered by the Company and constitute valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws now or hereafter in effect relating to creditors' rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

        4.5     CONSENTS AND APPROVALS; NO VIOLATIONS. Except as disclosed on
SCHEDULE 4.5 hereto, no material filing with, and no material permit, authorization, consent or approval of, any public or governmental body or authority, and no material consent or waiver, of any third party, is necessary for the consummation by the Company, its Subsidiaries or the Selling Shareholders of the transactions contemplated by the Company Transaction Documents. Except as disclosed in SCHEDULE 4.5 hereto, none of the execution and delivery of the Company Transaction Documents by the Company or the Selling Shareholders, the consummation by the Company or the Selling Shareholders of the transactions contemplated thereby, or compliance by the Company with any of the provisions thereof, will (a) conflict with or result in any breach of any provisions of the Articles of Incorporation or Bylaws of the Company or any Subsidiary, (b) subject to obtaining necessary third-party consents or other approvals set forth on SCHEDULE 4.5 hereto, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under or give rise to any right of termination, cancellation, acceleration or change in the award, grant, vesting or determination under, or result in the creation of any lien, charge, security interest or encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries or the Selling Shareholders, under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement, arrangement or other instrument or obligation, in each case that is material, to which the Company or any of its Subsidiaries or the Selling Shareholders is a party or by which the Company or the Selling Shareholders or any of the Company's or the Selling Shareholders' properties or assets may be bound or affected, or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation, in each case that is material, of any court or federal, state, local or foreign body or authority, or any nongovernmental self-regulatory organization or agency to which the Company or any of its properties or assets may be subject.

        4.6 FINANCIAL STATEMENTS. The Company has previously delivered to Delta (i) the audited consolidated financial statements of the Company and its Subsidiaries for the years 2001, 2002, and 2003 (including the footnotes thereto) (the "AUDITED FINANCIAL STATEMENTS"), and (ii) the audited consolidated financial statements of the Company and its Subsidiaries for the ten (10) months ended October 29, 2004 (including the consolidated balance sheet of the Company and its Subsidiaries for the ten (10) months ended October 29, 2004 and the related consolidated statements of income, shareholders' equity and cash flows for the ten (10) months then ended (together, the "INTERIM FINANCIAL STATEMENTS"). All of such financial statements referred to in this
Section 4.6 are collectively referred to herein as the "COMPANY FINANCIAL STATEMENTS." The Company Financial Statements (a) are complete; (b) have been prepared from, and are in accordance with, the books and records of the Company and (c) present fairly, in all material respects, the financial position and the results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated, in each case in accordance with U.S. GAAP consistently applied throughout the periods involved except as otherwise stated therein, and subject, in the case of the Interim Financial Statements, to normal year end audit adjustments that are not, in the aggregate, material and to the absence of notes as may be required by U.S. GAAP. Such financial statements for the interim period reflects all reserves and adjustments necessary for a fair presentation of financial position and, to the extent presented, changes in financial position and results of operations for the period presented. The books and records of the Company and its Subsidiaries to which such statements relate are complete in all material respects and fully and fairly reflect bona fide transactions set forth therein.

        4.7 NO MATERIAL ADVERSE CHANGE; PAYABLES AND RECEIVABLES. (a) Except as disclosed on SCHEDULE 4.7 hereto, or in the ordinary course of business, since October 29, 2004, (i) the business has been conducted by the Company and its Subsidiaries only in the ordinary course consistent with past practices and
(ii) there has not been:

                (A) any damage, destruction or loss to any tangible asset of the Company, whether or not covered by insurance, materially adversely affecting the business;

                (B) any debts or obligations owing to the Company or its Subsidiaries that have been forgiven, reduced or cancelled, or any claims or rights other than in the ordinary course of business consistent with past practices;

                (C) any claims, liabilities or obligations paid or satisfied (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the Interim Financial Statements or incurred in the ordinary course of business and consistent with past practice

                (D) any material changes made in the credit practices of the Company or its Subsidiaries or in the methods or accounting principles used in maintaining its books, accounts or business records;

                (E) any material adverse change in the business of the Company or any of its Subsidiaries, or any event or condition that has had or is likely to have a Material Adverse Effect;

                (F) any transaction, commitment, contract or agreement entered into by the Company or any of its Subsidiaries or any relinquishment by the Company or any of its Subsidiaries of any contract or other right having a value of or involving aggregate payments in excess of one hundred thousand dollars ($100,000);

                (G) any declaration, setting aside or payment of any dividend or other distribution by the Company in respect of the Company's Capital Stock;

                (H) a material change in the accounting principles as reflected in the Company Financial Statements;

                (J) a material increase or reduction in the amount of the Company's reserves, except those made in accordance with U.S. GAAP;

                (K) a redemption, purchase or other acquisition of any of the Company's or its Subsidiaries' capital stock;

                (L) an increase in benefits or payments under, or the establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, Company Plan or Compensation Plan, or, except in the ordinary course of business consistent with past practice, any other increase in the compensation payable or to become payable to any officers, key employees of, or independent contractors providing services to the Company or any of its Subsidiaries; or

                (M) Liens (other than Permitted Liens) imposed on any of the Company's Assets. The term "LIEN" as used in this Agreement means any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind. The term "PERMITTED LIEN" shall mean (a) Liens for current taxes and assessments not yet past due, (b) inchoate mechanics' and materialmen's Liens for construction in progress, (c) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or any such Subsidiary of the Company, as applicable, consistent with their respective past practices and ordinary courses of business, (d) all matters of record, Liens and other imperfections of title and encumbrances that, individually or in the aggregate, would not impair the present use of the relevant Asset, and (e) zoning laws and other land use restrictions that do not impair the present use of the property subject thereto.

                (b) As of the Closing Date, the Company's outstanding accounts payable do not exceed $4,861,956 and the Company's outstanding receivables are not less than $20,566,979, in each case using the same practices used in preparation of the Interim Financial Statements.

        4.8 ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent specifically disclosed on SCHEDULE 4.8 hereto, neither the Company nor any of its Subsidiaries has liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) required to be disclosed or reflected in the Company's financial statements that is not so disclosed or reflected except (a) liabilities or obligations that are accrued or reserved against in the most recent consolidated audited balance sheet of the Company contained in the Company Financial Statements, (b) liabilities or obligations that are accrued or reserved against in the Interim Financial Statements, and (c) liabilities or obligations arising since October 29, 2004, in the ordinary course of business and consistent with past practice.

        4.9 LITIGATION. Except as set forth on SCHEDULE 4.9 hereto, as of the date of this Agreement; (i) there is no action, suit, judicial or administrative proceeding, arbitration or investigation pending or, to the Knowledge of the Company threatened against or involving the Company or any of its Subsidiaries, or any of its or their properties or rights, before any court, arbitrator, or administrative or governmental body; (ii) there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company or any of its Subsidiaries; and (iii) none of the Company or any of its Subsidiaries is in violation of any term of any judgment, decree, injunction or order outstanding against it. Neither the Company nor any Subsidiary has received written notice of any investigation threatened or contemplated by any foreign, federal, state or local governmental or regulatory authority, including those involving the safety of products, the working conditions of employees, or the Business' employment practices or policies. Neither the Company nor any Subsidiary has received any written demands from an attorney or other legal representative of a claimant, which, individually or in the aggregate, would (if adversely determined) have a Material Adverse Effect upon the Company. Except as set forth on SCHEDULE 4.9, no insurance company has asserted in writing that any action set forth on
SCHEDULE 4.9 is not covered by the applicable policy relating thereto.

        4.10 MATERIAL CONTRACTS; CERTAIN DEFINITIONS. SCHEDULE 4.10 sets forth an accurate and complete list of all written instruments, commitments, agreements, arrangements and understandings, to which the Company or a Subsidiary is a party or bound, or by which any of its assets are subject or bound, or pursuant to which the Company is a beneficiary, meeting any of the descriptions set forth below (the "MATERIAL CONTRACTS"):

                (a) Real Estate Leases, Personal Property Leases, Insurance, licenses of Intellectual Property or Customized Software (as defined in Section 4.31), Employment Contracts, Company Plans and Licenses and Permits;

                (b) Any contract for capital expenditures or for the purchase of goods or services in excess of $70,000;

                (c) Any purchase order, agreement or commitment obligating the Company to sell or deliver any products with an aggregate value exceeding $250,000;

                (d) Any financing agreement or other agreement for borrowing money, any instrument evidencing indebtedness, any liability for borrowed money, any obligation for the deferred purchase price of property in excess of $20,000 (excluding normal trade payables), or any instrument guaranteeing any indebtedness, obligation or liability;

                (e) Any joint venture, partnership, cooperative arrangement or any other agreement involving a sharing of profits;

                (f) Any advertising contract not terminable without payment or penalty on sixty (60) days (or less) notice;

                (g) Any contract entered into outside the ordinary course of business;

                (h) Any contract with any government or any agency or instrumentality thereof;

                (i) Any contract with respect to the discharge, storage or removal of effluent, waste or pollutants;

                (j) Any contract, license or royalty agreement related to the Company's use of Company Intellectual Property;

                (k) Any contract for the purchase or sale of any of its assets, other than in the ordinary course of business or granting an option with respect to the purchase or sale of any assets;

                (l) Except for contracts, purchase orders, or other arrangements with customers, any contract to indemnify any party or to share in or contribute to the liability of any party, which indemnification or contribution obligation could reasonably be expected to result in liability to the Company in excess of $10,000;

                (m) Any contract for the purchase or sale of foreign currency or otherwise involving foreign exchange transactions;

                (n) Any contract containing covenants not to compete in any line of business or with any person in any geographical area;

                (o) Any contract relating to the purchase or sale of a portion of its requirements or output;

                (p) Any other contract, commitment, agreement, arrangement or understanding related to the Business (other than those excluded by an express exception from the descriptions set forth in subsections (a) through (o) above) that (i) provides for payment or performance by either party thereto having an aggregate value of $70,000 or more or (ii) is between an Affiliate (as defined in Section 4.24) of the Company and the Company;

                (q) Any executory agreement (oral or written) with any customer guaranteeing a minimum profit margin, or agreeing to take back merchandise or to participate in price markdowns; and

                (r) Any proposed arrangement of a type that if entered into would be a Material Contract.

        The Company has heretofore furnished or made available to Delta and Purchaser complete and accurate copies of the confidentiality and non-competition agreements to which it is a party. The Company and each of its Subsidiaries has performed in all material respects all obligations required to be performed by it under any Material Contract, except for lack of performance that would not be a material breach of any such Material Contract. There has not been any event of default (or any event or condition which with notice or the lapse of time, both or otherwise, would constitute an event of default) under any Material Contract on the part of the Company or any of its Subsidiaries, or, to the Company's and its Subsidiaries' Knowledge, any other party thereof that would have a Material Adverse Effect. Each Material Contract is in full force and effect and is valid and enforceable by the Company or its Subsidiaries in accordance with its respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws now or hereafter in effect relating to creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity); and the performance of any Material Contract would not have a Material Adverse Effect. The Company has not received or given written notice of an intention to cancel or terminate a Material Contract or to exercise or not exercise options or rights under a Material Contract. The Company has not received any written notice of a default, offset or counterclaim under any Material Contract, or any other communication calling upon the Company to comply with any provision of any Material Contract or ascertaining noncompliance.

        CERTAIN DEFINITIONS. For the purposes of this Agreement:

        "PERSONAL PROPERTY LEASES" shall mean all leases or bailments of personal property used in the Business of the Company or its Subsidiaries requiring payments in excess of $50,000 per year.

        "INSURANCE" shall mean all binders, policies of insurance, self-insurance programs, or fidelity bonds.

        "LICENSES AND PERMITS" shall mean collectively each material license, permit, certificate, approval, exemption, franchise, registration, variance, accreditation or authorization used in the Business.

        4.11    EMPLOYEE BENEFIT PLANS.

                (a) SCHEDULE 4.11(A) hereto contains a true and complete list of each bonus, deferred compensation, early retirement, incentive compensation, stock purchase, stock option, other equity-based compensation, severance pay, medical, life, insurance, welfare, vacation, disability, profit-sharing, thrift pension plan, program, agreement, scheme or arrangement, and each other employee benefit plan, program agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or by any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries would be deemed a "single employer" under Section 414 of the Code (an "ERISA AFFILIATE") for the benefit of any employee, director or independent contractor or former employee, director or independent contractor of the Company or any of its Subsidiaries, whether formal or informal and whether legally binding or not, including (but not limited to) any such plan which is an "employee benefit plan" under Section 3(3) of ERISA (all of the foregoing, "COMPANY PLANS"). With respect to each Company Plan, SCHEDULE 4.11(A) hereto identifies each ERISA Affiliate that sponsors, maintains, or contributes to the Company Plan and whether the Company Plan covers or provides benefits to current or former employees, directors or independent contractors of any ERISA Affiliate (and if so, the identity of each such ERISA Affiliate). Except as set forth on SCHEDULE 4.11(A), neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional plan which would qualify as a Company Plan or modify or change any existing Company Plan that would affect any current or former employee, director or independent contractor of the Company, any of its Subsidiaries or any ERISA Affiliate. For purposes of this Agreement, the term "CODE" means the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as amended from time to time, and the term "ERISA" means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as amended from time to time.

                (b) With respect to each of the Company Plans, the Company has heretofore delivered or made available to Delta and Purchaser true and complete copies (as of the date hereof and to be updated through the time of Closing) of each of the following documents: (i) the Company Plan and related documents, including, without limitation, all amendments thereto, all related trust agreements, annuity or other insurance contracts or other documentation pertaining to the funding of such plan; (ii) the two most recent annual reports, actuarial reports, and financial statements, if any; (iii) the most recent Summary Plan Description, together with each Summary of Material Modifications, required with respect to such Company Plan, and all material employee communications relating to such Company Plan within the past thirty six (36) months; and (iv) the most recent determination letter received from the Internal Revenue Service ("IRS") with respect to each Company Plan that is intended to be qualified under the Code and all material communications within the past thirty six (36) months to or from the IRS or any other governmental or regulatory authority relating to each Company Plan; and (v) the notices and election forms used to notify employees and their dependents of their continuation coverage rights under the Company's group health plans (under Code Section 4980B(f) and ERISA Section 606), if applicable.

                (c) Except as disclosed in SCHEDULE 4.11(C), neither the Company nor any of its Subsidiaries, nor any ERISA Affiliate, nor any of the Company Plans, nor any trust created thereunder, nor, to the Knowledge of the Company, any non-employee trustee or administrator thereof has engaged in a transaction in connection with which the Company or any of its Subsidiaries, any of the Company Plans, any such trust of any trustee or administrator thereof, could, directly or indirectly, be subject to a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA, a material tax imposed pursuant to
Section 4975, 4976, 4980B or 4980D of the Code or any other material liability.

                (d) Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code and the requirements of the affected Company Plans, of all amounts that the Company or any of its Subsidiaries or any ERISA Affiliate is required to pay under the Code or under the terms of the Company Plans (including, without limitation, any employer contributions and salary reduction contributions), and all such amounts required to be paid or accrued will be paid on or prior to the Closing.

                (e) None of the Company Plans is subject to Section 412 of the Code or Title IV of ERISA or is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, a "multiple employer welfare arrangement," as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

                (f) Each of the Company Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and a favorable determination (opinion letter in the case of a standardized prototype plan) to that effect has been issued or requested and is expected to be issued by the IRS with respect to each such Company Plan. There has been no amendment to any Company Plan, and, to the Knowledge of the Company, no event has occurred, since the date of such determination that could adversely affect the qualified status of any such Company Plan. Each of the Company Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements. Each of the Company Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

                (g) Except as set forth on SCHEDULE 4.11(G) hereto, each Company Plan may be amended or terminated without liability to the Company or any of its Subsidiaries or any ERISA Affiliate.

                (h) There are no claims pending, or, to the Knowledge of the Company, any of its Subsidiaries, or any ERISA Affiliate, threatened or anticipated (other than routine claims for benefits) against any Company Plan, the assets of any Company Plan or against the Company, any of its Subsidiaries, any ERISA Affiliate, or any fiduciary or administrator of a Company Plan with respect to any Company Plan. Other than qualified domestic relations orders and qualified child support orders, there is no judgment, decree, injunction, rule or order of any court, government body, commission, agency or arbitrator outstanding and unsatisfied against or in favor of any Company Plan or any fiduciary or administrator thereof with respect to a Company Plan (other than rules of general applicability). There are no pending or, to the Knowledge of the Company, threatened audits or investigations by any government body, commission or agency involving any Company Plan and, to the knowledge of the Company, no basis for any such claim exists.

                (i) Except as disclosed on SCHEDULE 4.11(I) hereto, no Company Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or any of its Subsidiaries after retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefit or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company or any of its Subsidiaries or any ERISA Affiliate or (iv) benefits, the full cost of which is borne by the current or former employee or director (or his beneficiary)).

                (j) Except as set forth on SCHEDULE 4.11(J) hereto, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in, or is a precondition to, (i) any employee of the Company or any of its Subsidiaries becoming entitled to severance pay or any similar payment, (ii) the acceleration of the time of payment or vesting, or an increase in the amount of, any compensation due any employee of the Company or any of its Subsidiaries, (iii) the renewal or extension of the term of any agreement regarding the compensation of any employee of the Company or any of its Subsidiaries, or (iv) any amount payable under the Company Plans failing to be deductible for federal income tax purposes under Section 280G of the Code.

        4.12 TAXES AND TAX PAYMENTS.As used herein: "TAX RETURN" means any federal, state, local, foreign and other applicable return, declaration, report, claim for refund, information return or similar statement with respect to any Tax, including any schedule or attachment thereto, and including any amendment thereof. "TAX" or "TAXES" means all taxes, charges, fees, levies, imposts, duties, and other assessments, including any income, alternative, minimum or add-on tax, gross income, gross receipts, sales, use, transfer, stamp duties, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, intangible, employment, excise, severance, occupation, premium, real property, personal property, federal highway use, commercial rent, transaction, environmental, or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, whether federal, state, local or foreign, together with any interest, penalties, or additions thereto, imposed by any governmental authority. (a) Each of the Company and its Subsidiaries (i) has filed (or there has been filed on its behalf) all Tax Returns required to have been filed by each of them under applicable law, and all such Tax Returns are correct and complete in all material respects, and (ii) has paid all Taxes shown on such Tax Returns to be due and payable or a reserve for such Taxes has been set aside on the Company Financial Statements for all periods through and including the Closing Date, except for those Taxes contested in good faith for which adequate reserves have been properly established in accordance with U.S. GAAP. The Company has made available to Delta and Purchaser accurate and complete copies of all federal, state, and local income Tax Returns required to be filed by the Company or any of its Subsidiaries (or filed on their behalf), examination reports, and statements of deficiency assessed against or agreed to by the Company or any of its Subsidiaries since 2000.

                (b) The Company and its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected.

                (c) There are no material liens for Taxes (other than for Taxes not yet due and payable) on any assets of the Company.

                (d) Except as set forth on SCHEDULE 4.12 hereto, to the Knowledge of the Company there are no ongoing audits, examinations or other administrative or court proceedings of any Tax Returns of the Company or its Subsidiaries, and none of the Company, or any of its Subsidiaries, has been notified, formally or informally, by any taxing authority that any such audit, examination or proceeding is contemplated or pending.

                (e) Except as set forth on SCHEDULE 4.12 hereto, none of the Company or any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement or other document extending, or having the effect of extending, or waiving the period of assessment or collection of material Taxes for which the Company or any of its Subsidiaries could be liable.

                (f) None of the Company or any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return or (B) has any liability for the Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state or local law), as a transferee or successor, by contract, or otherwise. None of the Company or any of its

Subsidiaries is a party to, is bound by, or has any obligation under, any tax sharing agreement.

                (g) With respect to the Company or any of its Subsidiaries, there are no pending requests for rulings from any taxing authority with respect to any Taxes and there are no powers of attorney granted that are currently in force with respect to any matter related to Taxes that could affect the Company or any of its Subsidiaries.

                (h) With respect to the Company or any of its Subsidiaries, to the Knowledge of the Company, there are no proposed reassessments by any taxing authority of any property owned or leased.

                (i) To the Knowledge of the Company, no claim has been made by any authority in a jurisdiction where the Company or any of its Subsidiaries has not filed Tax Returns that they are subject to taxation by that jurisdiction.

                (j) The Company is not and has at no time been a United States real property holding corporation (within the meaning of Section 897(c)(2) of the Code).

                (k) The Company has been a validly electing S corporation (as defined in Code Section 1361(a)(1)) at all times during its existence and will remain an S corporation up to and including the Closing Date.

                (l) SCHEDULE 4.12 identifies any Subsidiary that is a "qualified subchapter S subsidiary" within the meaning of Section 1361(b)(3)(B) of the Code. Each Subsidiary so identified has been a qualified subchapter S subsidiary at all times from the date shown on SCHEDULE 4.12 up to and including the Closing Date.

                (m)     The Company will not be liable for any Tax under Code
Section 1374 in connection with any deemed sale of the Company's assets (including the assets of any qualified subchapter S subsidiary of the Company) caused by a Section 338(h)(10) Election.

        4.13 COMPLIANCE WITH LAWS. Except as set forth on SCHEDULE 4.13, all activities of the Company have been, and are currently being, conducted in compliance with: (a) all applicable federal, state, local or foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, orders and other similar items of any court or other governmental entity (including, but not limited to, those of any nongovernmental self regulatory body), except for failure to comply which would not have individually or in the aggregate, a Material Adverse Effect; and (b) the terms and provisions of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or its Subsidiaries is bound or affected, except for failure to comply which would not have individually or in the aggregate, a Material Adverse Effect. The Company has not received written notice from any governmental body or other person alleging any violation of any laws.

        4.14    LABOR AND EMPLOYMENT MATTERS.

                (a) CONTRACTS. SCHEDULE 4.14(A) sets forth a correct and complete list of all material agreements, arrangements or understandings, written or oral, with officers, directors and employees of the Company or a Subsidiary, regarding services to be rendered, terms and conditions of employment, and compensation as of the date hereof, including, without limitation, any employee handbook(s) covering terms and conditions of employment for any employee of the Company or any Subsidiary (the "EMPLOYMENT CONTRACTS"), but excluding the Company Plans identified on SCHEDULE 4.11(A). A true and correct copy of each such written agreement, arrangement or understanding and an accurate description of each such oral agreement, arrangement or understanding has been provided or made available to the Purchaser. The Selling Shareholders do not have any employment or other compensation arrangements with, nor do they, as individuals, employ, any individuals who perform services for the Company or a Subsidiary. All Employees employed on terms other than pursuant to the Employment Contracts set forth on SCHEDULE 4.14(A) are employed "at-will" by the Company or a Subsidiary.

                (b) COMPENSATION. SCHEDULE 4.14(B) sets forth a correct and complete list of all employees of the Company or a Subsidiary as of the date hereof ("EMPLOYEES"), and lists which Employees are part-time or temporary employees, the name, title, position or department, the present annual compensation, prior year's bonus (if any), accruals for bonuses payable in respect of 2004, years of service, any interests in any incentive compensation plan (both contractual and discretionary), current vacation accrual for each Employee, and lists which Employees are currently on short-term or long-term disability and the entity that employs each such Employee. SCHEDULE 4.14(B) sets forth an accurate and complete list of each employee who may become entitled to receive nonqualified, supplementary retirement benefits or allowances, whether pursuant to a contractual obligation or otherwise, and the estimated amounts of such payments. Since January 2, 2004, except in the ordinary course of business consistent with past practice or as disclosed on SCHEDULE 4.14(B), the Company has not (i) approved, paid, or made any accrual or arrangement for the payment of, bonuses or special compensation of any kind, including, without limitation, any severance or termination pay, to any present or former officer or employee,
(ii) made any general wage or salary increases or (iii) increased or altered any other benefits or insurance provided to any employee.

                (c) There are no agreements or arrangements between the Company and any consultant, former consultant, Employee or former employee obligating the Company to make any payment, provide or accelerate any benefit, or increase compensation due to any such individual, as a result of the transactions contemplated by this Agreement, nor will the transactions contemplated by this Agreement result in any breach of any agreement with any consultant, former consultant, Employee or former employee.

                (d) Except as disclosed on SCHEDULE 4.14(D) hereto: (i) the Company, each of its Subsidiaries and to the Company's Knowledge each of their respective subcontractors is, and has been in, material compliance with all applicable federal, state, local or foreign laws and any applicable customer code of conduct respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, such laws and codes of conduct respecting employment discrimination, equal opportunity, affirmative action, worker's compensation, occupational safety and health requirements, immigration and unemployment insurance and related matters, and are not engaged in and have not engaged in any unfair labor practice, except for such non-compliance that would not have a Material Adverse Effect; (ii) no investigation or review by or before any governmental entity or by any customer concerning any violations of any such applicable laws or applicable codes of conduct is pending or, to the Knowledge of the Company or its Subsidiaries, threatened, nor has any such investigation occurred during the last three (3) years and no governmental entity has provided any notice to the Company or any of its Subsidiaries asserting an intention to conduct any such investigations; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of the Company and its Subsidiaries, threatened against the Company or any of its Subsidiaries;
(iv) to the Knowledge of the Company and its Subsidiaries, no union representation question or union organizational activity exists respecting the employees of the Company or any of its Subsidiaries; and (v) none of the Company or any of its Subsidiaries has experienced any work stoppage or other labor difficulty during the last three (3) years.

                (e) Other than as set forth in SCHEDULE 4.14(E) hereto, no collective bargaining agreement exists that is binding on the Company or any of its Subsidiaries.

                (f) Except as set forth on SCHEDULE 4.14(F), the Company and its Subsidiaries have not incurred any liability during the last three (3) years under the federal Worker Adjustment Retraining Notification Act of 1988 or similar state and local laws and do not reasonably expect to incur any such liability as a result of actions taken or not taken prior to the Closing Date.

                (g) Except as provided on SCHEDULE 4.14(G), none of the employees of the Company or its Subsidiaries are "leased employees" within the meaning of Section 414(n) of the Code, and none of the employees of the Company or its Subsidiaries have, to the Knowledge of the Company, indicated a desire to terminate his or her employment in connection with the transactions contemplated by this Agreement. Each person who performs services for the Company or any of its Subsidiaries has been, and is, properly classified by the Company and its Subsidiaries as an employee or independent contractor.

        4.15 INSURANCE POLICIES. SCHEDULE 4.15 hereto sets forth a complete and accurate list of all policies of insurance maintained by each of the Company and its Subsidiaries with respect to any of its officers, directors, employees, shareholders, agents, properties, buildings, machinery, equipment, furniture, fixtures or operations, and a description of each claim in excess of forty five thousand dollars ($45,000) made by each of the Company and its Subsidiaries during the two (2) -year period preceding the date hereof under any such policy of insurance. The Company has previously delivered to Delta and Purchaser or made available for Delta's inspection complete and accurate copies of all such policies of insurance and complete and accurate copies of all documentation regarding claims made thereunder. All such policies of insurance are in full force and effect, have been issued for the benefit of the Company or its Subsidiaries by properly licensed insurance carriers. The Company and its Subsidiaries have promptly and properly notified its insurance carriers of any and all claims known to it with respect to its operations or products for which it is insured. No notice of cancellation or non-renewal with respect to, or material increase of premium for, any Insurance has been received by the Company or its Subsidiaries.

        4.16    ENVIRONMENTAL LAWS AND REGULATIONS. For the purpose of this
Section 4.16, "ENVIRONMENTAL LAWS" shall mean and include the Comprehensive Environmental Response, Compensation and Liability Act; the Clean Air Act; the Clean Water Act; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Emergency Planning and Community Right-to-Know Act; the Oil Pollution Act; the Occupational Safety and Health Act; the Georgia Hazardous Site Response Act; the Georgia Hazardous Waste Management Act; and all other federal, state, local or foreign laws, codes, ordinances, acts or statutes relating to contamination or pollution of the air, surface water, groundwater, drinking water or land or to the protection of human health or the environment, together with any amendments, modifications or extensions thereof and any regulations, rules, orders or guidelines issued thereunder.

        Except to the extent set forth on SCHEDULE 4.16:

        (a) To the Company's Knowledge, no hazardous or toxic substance, waste, pollutant or contaminant, petroleum product or other substance regulated under any Environmental Law ("REGULATED SUBSTANCE") has been released or disposed of by the Company, or to their Knowledge, their predecessors, on, in, under or about any of the Real Property, except in compliance with applicable Environmental Laws.

        (b) To the Company's Knowledge, each of the Company and its Subsidiaries has at all times complied with and are in material compliance with all Environmental Laws.

        (c) To the Company's Knowledge, each of the Company and its Subsidiaries has obtained, and maintains in full force and effect, all material permits and written governmental approvals required under Environmental Laws required in connection with the current operation of the Business ("ENVIRONMENTAL PERMITS"). Each Environmental Permit is listed in SCHEDULE 4.16(C) hereto. Each of the Company and its Subsidiaries is in material compliance with all terms and conditions of all Environmental Permits in connection with the current operation of the Business.

        (d) To the Company's Knowledge, neither the Company nor its Subsidiaries has received notice from any governmental agency or third party that the Company or Subsidiaries are required to undertake any investigation, cleanup, remediation, removal or abatement of a Regulated Substance at (1) any facility or property to which any regulated substance has been sent, directly or indirectly, for transportation, treatment, storage, disposal or recycling by the Company or its Subsidiaries, or (2) any property now or previously owned, managed, controlled, occupied, leased or otherwise used by the Company or its Subsidiaries.

        (e) To the Company's Knowledge, neither the Company nor its Subsidiaries has paid or been assessed any civil, administrative or criminal fines, penalties, judgments or other amounts relating to alleged failure to comply with or liability under any Environmental Law or Environmental Permit, or has received any claim, written notice or had other communication from any third party for environmental damage to or response or cleanup costs for property.

        (f) To the Company's Knowledge, neither the Company nor its Subsidiaries, has received any written notice regarding its or their alleged violation of, or liability or obligation under, any Environmental Law and have no knowledge of any order, ruling, writ, injunction or legal proceeding pursuant to any Environmental Law, or relating to the use, maintenance or operation of the Real Property that has been issued, is in progress or effect, or is threatened.

        (g) To the Company's Knowledge, there are no underground storage tanks or above ground storage tanks located now or in the past on the Real Property.

        (h) The Company has heretofore delivered to or made available to Delta and Purchaser complete and correct copies of all documents pertaining to the environmental condition of the Real Property in its possession, including without limitation, any environmental reports, filings, notifications, investigations, assessments, data, audits and site evaluations relating to any property controlled by the Company or its Subsidiaries; and all material correspondence and communications between the Company or its Subsidiaries and any third-party, or received from any third-party, relating to the environmental condition of the Real Property and any alleged or actual violation of, or claim or obligation under, any Environmental Law or Environmental Permit.

        (i) The representations and warranties in this Section 4.16 shall be the sole and exclusive representations and warranties as environmental matters, including, without limitation, the Company's compliance with Environmental Law, and neither Delta nor Purchaser shall not rely on any other representations and warranties as to such matters.

        4.17 INTELLECTUAL PROPERTY RIGHTS. SCHEDULE 4.17 hereto contains a complete and accurate list of all patents, registered trademarks, trade names, services marks, registered copyrights and applications for or registrations of any of the foregoing as to which the Company or any of its Subsidiaries is the owner or a licensee (except for off-the shelf computer software programs, which are not required to be listed), indicating the registered or other owner, registration number, and registration or other expiration date, if any, and whether such license is exclusive or nonexclusive. Except as disclosed on
SCHEDULE 4.17 hereto, the Company and each of its Subsidiaries is the sole and exclusive owner and owns, free and clear of any Lien, or has a license to use, all patents, trademarks, trade names, service marks, copyrights, applications for or registrations of any of the foregoing, processes, inventions, designs, technology, formulas, computer software programs, know-how and trade secrets used in or necessary for the conduct of its respective business as currently conducted (the "COMPANY INTELLECTUAL PROPERTY"), except for any failure to own or failure to have a license that would not cause a Material Adverse Effect. Except as disclosed on SCHEDULE 4.17 hereto, the Company has not received any claim, and, to the Knowledge of the Company and its Subsidiaries, no threat of a claim has been made, and, to the Knowledge of the Company and its Subsidiaries, no basis for any claim exists, with respect to the use of the Company Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement with respect thereto. Neither the use of the Company Intellectual Property by the Company or any of its Subsidiaries in the present conduct of its business nor any product or service of the Company or any of its Subsidiaries infringes on the intellectual property rights of any person. Except as disclosed on SCHEDULE 4.17 hereto, no current or former shareholder, employee, officer, director or consultant of the Company has any rights in or to any of the Company Intellectual Property. All the Company Intellectual Property owned by the Company ("COMPANY OWNED INTELLECTUAL PROPERTY") listed on SCHEDULE 4.17 hereto has the status indicated therein and all applications are still pending in good standing and have not been abandoned. Except as disclosed on SCHEDULE 4.17 hereto: (i) the Company Owned Intellectual Property is not the subject of any judicial or administrative proceeding; (ii) each of the Company and its Subsidiaries has made all statutorily required filings, if any, to record its interests, and taken reasonable actions to protect its rights, in the Company Owned Intellectual Property; (iii) to the Knowledge of the Company and its Subsidiaries, no person or entity nor such person's or entity's business or products has infringed, misused or misappropriated the Company Owned Intellectual Property or currently is infringing, misusing or misappropriating the Company Owned Intellectual Property; (iv) no other person or entity has any right to receive or any obligation to pay a royalty with respect to any of the Company Owned Intellectual Property or any product or service of the Company or any of its Subsidiaries; (v) none of the Company Owned Intellectual Property is subject to any extensions, renewals, Taxes or fees due before January 31, 2005; (vii) all rights of the Company in and to the Company Owned Intellectual Property are freely transferable without any consent, approval or payment which has not already been obtained or made by the Company, except for any consent, approval, or payment the failure of which to be obtained or made would not have a Material Adverse Effect; and (vii) to the Knowledge of the Company, the operation of the Business in the manner and geographic areas in which the business is currently conducted by the Company does not interfere with or infringe upon any third-party patent right, trademark or copyright or any asserted rights of others, including without limitation, with respect to the current labels, logos, product designation, trade dress or packaging of any products.

        4.18    REAL PROPERTY.

                (a) SCHEDULE 4.18(A) hereto sets forth a brief description of all real property (including the addresses thereof) that is either owned or physically located in Tift County, Georgia ("OWNED REAL PROPERTY") or leased ("LEASED REAL PROPERTY") by the Company and each of its Subsidiaries (the Owned Real Property and Leased Real Property, collectively, the "REAL PROPERTY"). The Real Property constitutes all of the real property used by the Company relating to the Business. None of the Owned Real Property is in violation of any law or in violation of any building, zoning, or other ordinance, code or regulation, except for violations that would not have a Material Adverse Effect. With respect to the Owned Real Property, the Company or its Subsidiary, as applicable, owns good and marketable fee simple title to such Real Estate free and clear of any of the following: (i) leases, subleases, licenses, concessions or other agreements (written or oral) granting to any person the right to use or occupy such parcel or any portion thereof; (ii) outstanding options, rights of first offer, rights of first refusal or similar rights granted to third parties to purchase such parcel or any portion thereof or interest therein, and (iii) Liens other than Permitted Liens. There are no past due taxes or assessments relating to any of the Owned Real Property and the Company has not received any notice of any pending improvements or special lien or assessment affecting any of the Owned Real Property.

                (b) No portion of any Owned Real Property has been condemned, requisitioned or otherwise taken by any public authority, and, to the Knowledge of the Selling Shareholders, no such condemnation, requisition or taking is threatened or contemplated. The Company will promptly notify Purchaser if any such Real Property becomes subject to any condemnation or if the Company learns that a condemnation is threatened or contemplated. The Company has all material licenses, certificates of occupancy, permits, certificates, approvals, and authorizations, including building and use permits, planning permissions and building regulations (collectively, the "REAL PROPERTY PERMITS"), required to operate the Business as currently conducted and utilize the Real Property as such Real Property is currently being utilized. The Company has all easements and rights necessary to conduct the Business as currently conducted, including easements for all utilities, services, roadway, railway and other means of ingress and egress.

                (c) The Company has delivered to the Purchaser correct and complete copies of property tax bills, property condition reports, title insurance policies, title reports, and existing surveys and similar reports with respect to each parcel of Owned Real Property. Except as set forth on SCHEDULE 4.18(C), there are no brokerage, service, supply, utility, management or other agreements that in any manner affect the Owned Real Property.

                (d) Each parcel of Owned Real Property and all improvements located thereon are zoned or have a variance or conditional use permit or valid planning permission for the current use by the zoning jurisdictions or planning authority in which it is located, and is in material compliance with all conditions and requirements of any building permit, use permits, conditional use permits or zoning classifications, subdivision approvals, zoning restrictions, building codes, environmental zoning and land-use laws and planning permissions, and other applicable national, regional, provincial, state or local laws and regulations (collectively, the "REQUIREMENTS") and complies in all respects with the requirements of all conditions, covenants and restrictions applicable thereto. The Company has not received written notice of any alleged violation of any of the Requirements or any of the conditions, covenants or restrictions affecting or relating to the Real Property and Company shall promptly deliver any such notice to Purchaser. There are no pending or, to the Knowledge of the Company or Selling Shareholders, threatened, actions or proceedings affecting or relating to the Owned Real Property including, without limitation, any action or proceeding regarding ownership of any of the Owned Real Property (including, without limitation, claims of adverse possession) or that might prohibit, restrict or impair the use and occupancy of any Owned Real Property, or result in the suspension, revocation, impairment, forfeiture or non-renewal of any of the Real Property Permits.

                (e) SCHEDULE 4.18(E) sets forth a correct and complete list of all Real Property leased or subleased by the Company or a Subsidiary (the "REAL ESTATE LEASES"). With respect to each Real Estate Lease, (i) each is in full force and effect and is binding and enforceable against the Landlord thereunder in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws now or hereafter in effect relating to creditors' rights generally or by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity); (ii) all rental and other charges payable pursuant to the terms and conditions of the Lease have been paid and no rent has been paid in advance more than 30 days; (iii) there are no charges, offsets or defenses against the enforcement by any lessor of any agreement, covenant or condition on the part of the Company or a Subsidiary to be performed or observed pursuant to the terms of the Real Estate Leases; (iv) there are no material defaults by the Company or a Subsidiary of any agreement, covenant or condition on the part of the Company or a Subsidiary to be performed or observed pursuant to the terms of the Real Estate Leases; (v) there are no actions or proceedings pending or, to the Knowledge of the Company and Selling Shareholder, threatened, by the lessor under any Real Estate Lease; (vi) except for the security deposits identified on SCHEDULE 4.18(E) hereto, no lessor holds any deposits for the Company's accounts under any Real Estate Lease; (vii) the consummation of the sale of the Company Capital Stock will not constitute a prohibited transfer or assignment under any Real Estate Lease; and (viii) there are no defaults by any lessor of any agreement, covenant or condition on the part of such lessor to be performed or observed pursuant to the terms of any Real Estate Lease. The current expiration date and remaining options to extend the Real Estate Leases are as set forth on SCHEDULE 4.18(E) hereto. Minimum monthly rent and additional rent under the Real Estate Leases are set forth on
SCHEDULE 4.18(E) hereto. Other than as set forth on SCHEDULE 4.18(E) there are no parties in possession of any portion of the Real Property subject to the Real Estate Leases, whether as lessees, tenants at will, trespassers or otherwise.

                (f) Except as set forth on SCHEDULE 4.18(F) attached hereto, the improvements located on the Owned Real Property and all of the major building systems located therein, including, but not limited to, the roof, structural walls, foundation, and heating and air conditioning systems and electrical and plumbing systems, are structurally sound and in good working order and condition, in good repair and free of defects in materials and workmanship, subject to ordinary wear and tear. Set forth on SCHEDULE 4.18(F) attached hereto is a list of all capital improvements relating to the improvements located on the Owned Real Property which the Company intended to make or believes need to be made within the next twelve (12) months.

        4.19 PERSONAL PROPERTY. Except as set forth in SCHEDULE 4.19 hereto, each of the Company and its Subsidiaries owns or leases, and upon consummation of the transactions contemplated by this Agreement, will own or lease, all tangible personal property required to conduct its business, in all material respects, in the ordinary and usual course of business and as conducted on the Closing Date. The machinery and equipment material to the business or operations of the Company and each of its Subsidiaries are in normal operating condition, ordinary wear and tear and obsolescence excepted, free from any known defects except such minor defects as do not substantially interfere with the continued use thereof in the conduct of normal operations.

        4.20 TITLE AS TO PROPERTIES. Except as set forth on SCHEDULE 4.20, each of the Company and its Subsidiaries has good and valid title free and clear of any Liens to all properties and assets reflected on the Audited Financial Statements or acquired after the dates thereof (except for properties and assets sold or otherwise disposed of in the ordinary course of business since the dates thereof), which includes each asset the absence or unavailability of which would have a Material Adverse Effect.

        4.21 PERMITS, LICENSES, ETC. Except as set forth on SCHEDULE 4.21, the Company and each of its Subsidiaries has all rights, permits, certificates, licenses, consents, franchises approvals, registrations, and other authorizations necessary to sell or market its products and services and otherwise carry on and conduct its businesses and own, lease, use and operate its properties and assets at the places and in the manner now conducted and operated, except for rights, permits, certificates, licenses, consents, franchises approvals, registrations, and other authorizations the failure to have would not cause a Material Adverse Effect. All such rights, permits, certificates, licenses, consents, franchises approvals, registrations, and other authorizations are valid and in full force and effect. None of the Company or any of its Subsidiaries has received any written notice or claim pertaining to the failure to obtain any permit, certificate, license, franchise, approval, registration or other authorization required by any federal, state, local or foreign body or authority, and the Company has no Knowledge of any such failure with respect to any material permit, certificate, license, franchise, approval, registration or other authorization required by any federal, state, local or foreign body or authority.

        4.22    PRODUCT LIABILITY CLAIMS; PRODUCT WARRANTY.

                (a) Except as disclosed on SCHEDULE 4.22(A) hereto, during the last six (6) years, none of the Company or any of its Subsidiaries has received a claim, or incurred any uninsured or insured liability, for or based upon breach of product warranty (other than warranty service and repair claims in the ordinary course of business), strict liability in tort, negligent manufacture of product, negligent provision of services or any other allegation of liability, including or resulting in, but not limited to, product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use) or sale of its products or from the provision of services (hereafter collectively referred to as "PRODUCT LIABILITY"). To the Company's Knowledge, no circumstances exist involving the safety aspects of the Business' products that would cause any obligation to report to any federal, state or local agency.

                (b) All products manufactured, marketed, distributed, shipped or sold by the Company or a Subsidiary within the last three (3) years have been in material conformity with all applicable contractual commitments and all expressed warranties. No liability exists for repair, replacement or damage in connection with such sales or deliveries, in excess of the reserve therefor on the Financial Statements. All warranties of the Business are in material conformity with the labeling and other requirements of the Magnuson-Moss Warranty Act and other applicable laws. The aggregate annual dollar value of product warranty and return experience for the year ended January 2, 2004, and the interim period through the date hereof is set forth in SCHEDULE 4.22(B).

        4.23 OFFICERS, DIRECTORS AND EMPLOYEES. Prior to the date hereof, the Company has provided to Delta and Purchaser a list that completely and accurately sets forth the name and current annual salary rate of each officer, director or employee of each of the Company and its Subsidiaries whose total remuneration for the last fiscal year was in excess of fifty thousand dollars ($50,000), together with a summary of the bonuses, commissions, additional compensation and other like benefits, if any, paid or payable to such persons for the last fiscal year, and in effect or proposed for the current year.

        4.24 TRANSACTIONS WITH AFFILIATES. Except as set forth on SCHEDULE 4.24, none of the Company's shareholders, directors, officers or employees or any of their respective Affiliates is involved in any business arrangement or relationship with the Company or any of its Subsidiaries (whether written or oral), and none of the Company's shareholders, directors, officers or employees or any of their respective Affiliates owns any property or right, tangible or intangible, which is necessary to the business of the Company or any of its Subsidiaries. Each contract, agreement, license, lease, arrangement, and commitment listed in SCHEDULE 4.24 was entered into by the Company in the ordinary course of business upon terms that are fair and reasonable to the Company without regard to the status and relationship of such parties. For purposes of this Agreement, "Affiliate" means (i) with respect to any corporate person or entity, any other person or entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person or entity, whether through ownership of voting securities, by contract or otherwise, and (ii) with respect to any individual, any relative or partner of such individual.

        4.25 ABSENCE OF CERTAIN COMMERCIAL PRACTICES. Neither the Company, nor any officer, agent or employee of the Company, nor, to the Knowledge of Selling Shareholders, any other person acting on behalf of the Company (a) has made any unlawful domestic or foreign political contributions, (b) has made any payment or provided services which were not legal to make or provide or which the Company or any officer, employee or other person should have known were not legal for the payee or the recipient of the services to receive, (c) has received any payments, services or gratuities which were not legal to receive or which the Company or such person should have known were not legal for the payor or the provider to make or provide, (d) has had any transactions or payments which are not recorded in its accounting books and records or disclosed in its financial statements, (e) has had any off-book bank or cash accounts, (f) has made any payments to governmental officials in their individual capacities for the purpose of affecting their action or the action of the government they represent to obtain special concessions, or (g) has made illegal payments to obtain or retain business. 4.26 INVENTORIES AND RECEIVABLES.

                (a) The inventory of the Company and each of its Subsidiaries as of October 29, 2004 is reflected in the Company Financial Statements as of such date in accordance with U.S. GAAP (subject to the reserves provided for therein). Except as disclosed in SCHEDULE 4.26(A) hereto: (i) since October 29, 2004, the Company and each of its Subsidiaries has acquired and disposed of inventory only in the ordinary course of business; (ii) subject to the reserves provided for therein, the booked inventory of the Company and its Subsidiaries consists of items of a quality salable or usable in the ordinary course of business (except to the extent returnable to the vendors thereof for the full Purchase Price); (iii) none of the Company or any of its Subsidiaries is bound by any inventory purchase commitment, whether oral or written, formal or informal, that is not cancelable by such person without penalty on written notice of sixty (60) days or less, or which was not ordered in connection with a valid purchase order, letter of intent, instruction, forecast or manufacturing agreement from a customer; (iv) subject to normal reserves in accordance with past practice not exceeding the amounts of such reserves in the Company Financial Statements, the accounts receivable of the Company and its Subsidiaries are, and as of the Closing will be, valid and are subject to no counterclaim, set-off or other deduction or notice of refusal to pay (other than those arising from standard procedures and contractual provisions relating to the retest, repair and replacement of customer returns); and (v) all receivables arose in the ordinary course of business in arms-length transactions for goods actually sold and services actually performed or to be performed and no receivables are subject to prior assignment, claim, lien or security interest.

                (b) SCHEDULE 4.26(B) hereto sets forth a complete list of the addresses of all warehouses and other facilities in which the inventories of the Company and its Subsidiaries are located.

        4.27    RELATIONS WITH CUSTOMERS AND SUPPLIERS.

                (a) SCHEDULE 4.27(A) sets forth the names and addresses of all of the customers and suppliers of the Company and its Subsidiaries that ordered or provided goods or merchandise, raw materials, supplies, merchandise and other goods, as the case may be, from or for the Company or its Subsidiaries, with an aggregate value or purchase price, as the case may be, of one hundred thousand dollars ($100,000) or more during the period from January 1, 2003 to October 29, 2004.

                (b) Except as disclosed in SCHEDULE 4.27(B) hereto, to the Knowledge of the Company and its Subsidiaries: (i) neither the public announcement nor consummation of the transactions contemplated hereby will cause any such customer or supplier listed on SCHEDULE 4.27(A) to terminate its business relationship with the Company or any of its Subsidiaries; (ii) since December 31, 2003 none of the Company or its Subsidiaries has received written notice from any of such customers of a demand for renegotiation of the margin or mark-up or price re-determination of any material business transaction that has not been resolved; (iii) no written notice has been received, and there is no reason to believe, that any such customer has ceased or will cease after the Closing Date to use the goods or merchandise currently provided by the Company or any of its Subsidiaries, or has substantially reduced or will substantially reduce after the Closing Date the use of such goods or merchandise at any time; and (iv) no written notice has been received, and there is no reason to believe, that any such supplier will not sell raw materials, supplies, merchandise or other goods to the Company or any of its Subsidiaries at any time after the Closing Date on terms and conditions substantially similar to those used in its current sales to the Company and its Subsidiaries, subject only to general and customary price increases.

                (c) SCHEDULE 4.27(C) hereto fairly and accurately sets forth in all material respects the Company's and each of its Subsidiaries' customer sales deductions or notices of requests for such deductions (with corresponding amounts and explanations why such dilutions have occurred) for the 9-month period ending September 30, 2004, other than dilutions for any customer that have not, individually or in the aggregate, exceeded fifty thousand dollars ($50,000) for such customer in such period (each such customer, a "PRINCIPAL CUSTOMER").

                (d) Since January 1, 2004, the Company has not suffered any material quality assurance failures as determined by any customer of the Company or any laboratory designated by any customer of the Company.

        4.28    SALES AND PURCHASE ORDERS BACKLOG.

                (a) SCHEDULE 4.28(A) hereto lists all sales orders and aggregate orders with respect to any style exceeding one hundred thousand dollars ($100,000) per order, which have been accepted by the Company or its Subsidiaries, and which were open as of November 26, 2004.

                (b) SCHEDULE 4.28(B) hereto lists all purchase orders exceeding one hundred thousand dollars ($100,000) per order, which have been issued by the Company or its Subsidiaries, and which were open as of November 26, 2004.

        4.29 CUSTOMS ISSUES. Except as set forth on SCHEDULE 4.29 hereto (which disclosure, subject to Section 7.13 shall not reduce any claim for indemnification for Damages hereunder to the extent that the cost of settlement with the CCRA exceeds $******), the Company and each of its Subsidiaries are and for the past five years have been, in material compliance with all laws and regulations administered by the United States Bureau of Customs and Border Protection ("CUSTOMS") and the CCRA, including but not limited to all requirements relating to preferential tariff programs, quantitative restrictions (I.E., quotas), country-of-origin marking, valuation, and tariff classification under the Harmonized Tariff Schedule of the United States (19 U.S.C. ss. 1202), as amended (the "HTSUS") and any similar Canadian law or regulation. Without limiting the generality of the foregoing, the Company and each of its Subsidiaries have timely submitted to the Office of the Commissioner of Customs of the United States all cost submissions necessary to receive duty concessions allowable under the HTSUS and any similar Canadian law or regulation. The Company and each of its Subsidiaries hereby warrant that, to the best of their Knowledge, they are not currently under investigation for any violations of the laws and regulations administered by Customs or the CCRA generally and 19 U.S.C. ss. 1592 in particular, and further warrant that they are not the subject of a pending criminal, civil penalty, or liquidated damages proceeding alleging violations of these laws or regulations.

        4.30    BOOKS, RECORDS AND BANK ACCOUNTS.

                (a) The minute books of the Company and each of its Subsidiaries, as previously made available to Delta and Purchaser and its representatives, contain complete and accurate records of all meetings of and corporate actions or written consents by the shareholders, Board of Directors, and committees of the Board of Directors of the Company and its Subsidiaries from January 1, 1990 through the date of such minutes.

                (b) The minute books and stock ledgers of each of the Company and each of its Subsidiaries that have been made available to Delta and Purchaser constitute all of the minute books and stock ledgers of such companies from July 1994 through the Closing Date.

                (c) Each of the Company and its Subsidiaries makes and keeps financial books, records and accounts which, in reasonable detail and in all material respects, are complete and fairly reflect its transactions and dispositions of its assets and securities and maintains a system of internal accounting controls sufficient to provide assurances that: (i) transactions involving any of the Company or its Subsidiaries are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary (A) to permit the preparation of financial statements for the Company and its Subsidiaries in conformity with U.S. GAAP or any other criteria applicable to such statements, and (B) to maintain accountability for assets;
(iii) access to
the assets of the Company and its Subsidiaries is permitted only in accordance with management's general or specific authorizations; and (iv) the recorded accountability for assets is compared with existing complete and accurate assets at reasonable intervals and appropriate action is taken with respect to any differences. A complete and accurate list of all bank accounts of the Company and the signatories thereto, is set forth on SCHEDULE 4.30.

        4.31    SOFTWARE AND INFORMATION SYSTEMS. Except as set forth in
SCHEDULE 4.31 (the "CUSTOMIZED SOFTWARE"), all computer software programs used in the Business are standard, off-the-shelf programs. The Company or a Subsidiary owns or holds, royalty free, non-exclusive licenses to use the Customized Software in connection with the Business. Except as set forth in
SCHEDULE 4.31, the Customized Software is not subject to any transfer, assignment, source code escrow agreement, reversion, site, equipment, or other operational limitations. Copies of all licenses and other agreements with respect to Customized Software have been made available to Purchaser.

        4.32 BROKERS. Except as set forth on SCHEDULE 4.32, none of the Selling Shareholders, the Company or any of its Subsidiaries is obligated to pay any financial advisor, broker or investment banker in connection with the transactions contemplated by this Agreement.

        4.33 NO MATERIAL MISREPRESENTATIONS OR OMISSIONS. To the Knowledge of the Company, all information provided or to be provided in writing by or on behalf of the Company, is or will be materially true and correct as of the date set forth in such written information and does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, and in light of the circumstances under which they were made, is not misleading as of the date set forth in such written information.

                                    ARTICLE V

  CERTAIN REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLING SHAREHOLDERS

        The Selling Shareholders severally represent and warrant to Delta and the Purchaser, as of the date hereof, as follows:

        5.1 ORGANIZATION; AUTHORITY RELATIVE TO THIS AGREEMENT; NO VIOLATIONS. The execution and delivery by the Selling Shareholders of this Agreement, the Employment Agreement, and the Investor Representation Letter (the "SELLING SHAREHOLDERS' TRANSACTION DOCUMENTS") and the consummation by the Selling Shareholders of the transactions contemplated thereby have been duly and validly authorized by all necessary action, and each Selling Shareholder has the necessary capacity to enter into the Selling Shareholders' Transaction Documents.

        5.2 SHARES OF THE COMPANY. The Company Capital Stock that the Selling Shareholders are selling to Purchaser is free and clear of all liens, charges, encumbrances and preemptive rights, and represent all of the Company's issued and outstanding shares. No party, other than the Selling Shareholders, has any interest in the Company Capital Stock. Upon delivery to the Purchaser at the Closing of certificates representing the Company Capital Stock, good and valid title to the Company Capital Stock will pass to the Purchaser, free and clear of any Lien. Each Selling Shareholder has good and marketable title to all of the shares of Company Capital Stock to be sold by such Selling Shareholder hereunder and the absolute right to sell, assign, transfer and deliver the Company Capital Stock registered in such Selling Shareholder's name to the Purchaser, free and clear of all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, hypothecations, prior assignments, title retention agreements, security agreements or any other limitation, encumbrance or restriction of any kind.

        5.3 BROKERS. The Selling Shareholders are not obligated to pay any financial advisor, broker, or investment banker in connection with the transactions contemplated by this Agreement.

        5.4 LITIGATION. Except as set forth on SCHEDULE 5.4 hereto, as of the date of this Agreement; (i) there is no action, suit, judicial or administrative proceeding, arbitration or investigation pending or, to the Knowledge of the Selling Shareholders threatened against or involving any of the Selling Shareholders relating to the Company Capital Stock; (ii) there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against any of the Selling Shareholders relating to the Company Capital Stock; and (iii) none of the Selling Shareholders is in violation of any term of any judgment, decree, injunction or order outstanding against him or her relating to the Company Capital Stock. None of the Selling Shareholders has received any written demands from an attorney or other legal representative of a claimant, which, individually or in the aggregate, would (if adversely determined) have a material adverse effect upon the Company Capital Stock to be sold to Purchaser.

        5.5 NO MATERIAL MISREPRESENTATIONS OR OMISSIONS. To the Knowledge of the Selling Shareholders, all information provided or to be provided in writing by or on behalf of the Selling Shareholders, is or will be materially true and correct as of the date set forth in such written information and does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, and in light of the circumstances under which they were made, is not misleading as of the date set forth in such written information.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE CLOSING

        6.1 CONDUCT OF BUSINESS BY THE COMPANY. During the period from the date of this Agreement and continuing until the Closing, without the consent of Delta and Purchaser:

                (a) The business of the Company and each of its Subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practices;

                (b)     None of the Company or any of its Subsidiaries shall:
(i) amend its Articles of Incorporation or Bylaws; or (ii) split, combine or reclassify any shares of its outstanding capital stock or declare, set aside or pay any dividend or other distribution payable in cash, stock or property in respect of its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock; PROVIDED however, that, notwithstanding this clause (ii) or anything else in this Agreement, the Company shall have the right to (A) pay monthly dividends of profits to the Selling Shareholders consistent with past practice up to an aggregate of $192,000 per month, (B) make distributions to cover Tax liabilities of Selling Shareholders with respect to the Company in respect of taxable years ending on or before the Closing, which tax distributions shall not exceed an aggregate of 42% of the actual taxable income of the Company for each such taxable year, PROVIDED, that, immediately prior to Closing, the Company shall provide Delta a schedule showing all such distributions made under the foregoing clauses (A) and (B), and (C) distribute to the Selling Shareholders certain agreed upon items of personal property, including without limitation, automobiles, personal effects and the like, with the prior written approval of Delta, which shall not be unreasonably withheld. None of the distributions set forth in the foregoing clauses (A), (B), and (C) shall have any effect on the Purchase Price;

                (c)     None of the Company or any of its Subsidiaries shall:
(i) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any material fixed or other assets, enter into any material contract or make any material capital expenditure, other than in the ordinary course of business and consistent with past practices; (ii) incur, assume or prepay any material indebtedness, liability or obligation or any other material liabilities or issue any debt securities; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person in a material amount; (iv) make any material loans, advances or capital contributions to, or investments in, any other person; (v) fail to maintain adequate insurance consistent with past practices for its businesses and properties; (vi) commence any litigation; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                (d) The Company and each of its Subsidiaries shall use its commercially reasonable efforts to preserve intact the business organization of the Company and its Subsidiaries, to keep available the services of its present officers and key employees, and to preserve the goodwill of those having business relationships with it, in accordance with past practices; and

                (e) The Company will promptly notify Purchaser if any Real Property becomes subject to any condemnation or if the Company learns that a condemnation is threatened or contemplated.

        6.2 COMPENSATION PLANS. During the period from the date of this Agreement and continuing until the Closing, each of the Company and its Subsidiaries shall not, without the prior written consent of Delta, which shall not be unreasonably withheld, (except as required by applicable law or pursuant to existing contractual arrangements or solely to the extent necessary to make compensation increases in the ordinary course of business consistent with past practices or make available existing benefit arrangements to new or promoted employees in the ordinary course of business in accordance with past practices):
(a) enter into, adopt or amend any employment or severance agreement or arrangement or any plan which would qualify as a Company Plan, for the benefit of one or more of its officers, directors, employees, or independent contractors of the Company or any of its Subsidiaries, as applicable, in each case so as to increase materially benefits thereunder (collectively, the "COMPENSATION PLANS"); (b) grant or become obligated to grant any increase in the compensation or fringe benefits of any of its directors, officers, employees or independent contractors (including any such increase pursuant to any amendment to a Compensation Plan) except, with respect to employees other than officers, for increases in compensation in the ordinary course of business consistent with past practice, or enter into any contract, commitment or arrangement to do any of the foregoing; or (c) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer, employee, or independent contractor of compensation or benefits contingent, or the terms of which are materially altered in favor of such individual, upon the occurrence of any of the transactions contemplated by this Agreement.

        6.3 ADVICE OF CHANGES; GOVERNMENTAL FILINGS. Between the date hereof and the Closing Date, Delta and the Company shall confer on a regular basis with the other, report on operational matters and shall promptly advise the other party both orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on that party or that would cause or constitute a material breach of any of the representations, warranties or covenants of that party contained in this Agreement. Except where prohibited by applicable statutes and regulations, each party shall promptly provide the other (or its counsel) with copies of all other filings made by such party with any state or federal government entity in connection with this Agreement or the transactions contemplated hereby.

        6.4 RISK OF LOSS. In the event that any material asset of the Company or any of its Subsidiaries is materially damaged or destroyed prior to the Closing Date (any such event being herein referred to as an "EVENT OF LOSS"), the Company (or its Subsidiary, as the case may be), at its expense, shall use its commercially reasonable efforts to replace or repair the property with comparable property of like value and quality as soon as possible before the Closing Date. If any Event of Loss shall have a Material Adverse Effect and repair or replacement cannot be accomplished by the Closing Date, Delta and Purchaser may elect, as their sole remedy:

                (a) To postpone the Closing Date, until such time as such property has been restored to substantially its condition immediately prior to the Event of Loss, but in no event later than 30 days after the date referred in
Section 9.1(b)(i);

                (b) To close the transaction on the Closing Date, and accept the property as is, together with all of the Company's and its Subsidiaries' rights under any insurance policies and all insurance proceeds, covering that Event of Loss including property damage, loss of income and continuing expenses; or

                (c) To terminate this Agreement without liability to either party by written notice to the Company within thirty (30) days after the Event of Loss has occurred.

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

        7.1     ACCESS AND INFORMATION.

                (a) The Company shall afford Delta and Purchaser and their financial advisors, legal counsel, accountants, consultants and other representatives upon reasonable notice, access during normal business hours throughout the period from the date hereof to the Closing Date to all of its and its Subsidiaries' books, records, properties, facilities, personnel commitments and records and, during such period, the Company and its Subsidiaries shall furnish promptly to, Delta and Purchaser, all information concerning its business, properties and personnel as reasonably requested; provided, that Delta, Purchaser, and their representatives shall coordinate such access through the Chief Financial Officer of the Company.

                (b) All information furnished by the Company and each of its Subsidiaries to Delta and Purchaser pursuant hereto shall be treated as the sole property of the Company, subject to the terms of the Confidential Disclosure Agreement dated as of September 10, 2004 between Delta and the Company.

        7.2 MANAGEMENT OF THE COMPANY. For so long as any portion of the Performance Payment remains payable:

                (a)     ********************************************************
********************************************************************************
********************************************************************************
and

                (b) the Company, Delta, and Purchaser shall afford the Selling Shareholders, and their respective financial advisors, legal counsel, accountants, consultants and other representatives upon reasonable notice, access during normal business hours to all of the Company's books and records for the purpose of verification of Net Sales and EBIT.

        7.3     NO SOLICITATION OF TRANSACTIONS.

        From the date hereof until the earlier of termination of this Agreement or the Closing, none of the Company or any of its Subsidiaries will, directly or indirectly, whether through any director, officer, employee, financial advisor, legal counsel, accountant, other agent or representative (as used in this Section 7.3, "REPRESENTATIVES") or otherwise, (A) initiate, solicit or encourage, or take any other action to facilitate any inquiries or the making of any proposal with respect to, or (B) except to the extent required in the exercise of the fiduciary duties of the Board of Directors of the Company or any of its Subsidiaries, under applicable law as advised by independent counsel in connection with an unsolicited proposal, engage or participate in negotiations concerning, provide any nonpublic information or data to, or have any discussions with, any person other than a party hereto or their representatives relating to, any (i) acquisition, (ii) tender offer (including a self-tender offer), (iii) exchange offer, (iv) merger, (v) consolidation, (vi) acquisition of beneficial ownership of (or the right to vote securities representing) 10% or more of the total voting power of such entity or any of its Subsidiaries, (vii) dissolution, (viii) business combination, (ix) purchase of all or any significant portion of the assets or any division of (or any equity interest in) such entity, or (x) any similar transaction other than the stock purchase contemplated by this Agreement (such proposals, announcements, or transactions being referred to as "ACQUISITION PROPOSALS"). Notwithstanding the foregoing, this Section 7.3 shall not prohibit the Board of Directors of the Company from
(i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Acquisition Proposal, if, and only to the extent that, (a) the Board of Directors of the Company determines in good faith that such action is so required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law and the Board has been so advised in writing (with a copy furnished to Delta) by independent, outside counsel, in its judgment and opinion, as being so required,
(b) prior to furnishing information to, or entering into discussions and negotiations with, such person or entity, the Company provides written notice to Delta to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (c) the Company keeps Delta informed of the status and all material information with respect to any such discussions or negotiations. Nothing in this Section 7.3 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article IX hereof), (y) permit the Company or any of its Subsidiaries to enter into any Agreement with respect to an Acquisition Proposal for as long as this Agreement remains in effect (it being agreed that for as long as this Agreement remains in effect, none of the Company or any of its Subsidiaries shall enter into any Agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal), or (z) affect any other obligation of the Company under this Agreement.

        7.4     EFFORTS TO CLOSE.

                (a) Subject to the conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cause the conditions to Closing set forth in Article VIII hereof to occur, including, without limitation, cooperating with each other, using reasonable best efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings, including, without limitation: (i) obtaining the consents set forth on SCHEDULE 4.5 hereto; (ii) Delta or Purchaser submitting a report and notice to the Israeli Corporate and Securities Authorities and the shareholders of Delta if and as required under Israeli corporate and securities laws; and (iii) submitting information requested by governmental authorities. In furtherance and not in limitation of the foregoing, each party hereto agrees to supply as promptly as practicable any additional information and documentary material that may be requested by a governmental authority pursuant to the H-S-R Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 7.4 necessary to cause the expiration or termination of the applicable waiting periods under the H-S-R Act as soon as practicable; provided that the failure to cause a condition to Closing to occur shall not be a breach of this Agreement unless the failure results from a party's failure to use its reasonable best efforts to cause such condition to occur.

                (b) Each of the Company and Delta shall, in connection with the efforts referenced in Section 7.4(a) hereof to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the H-S-R Act or any other Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; and (ii) keep the other party informed in all material respects of any material communication received by such party from or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other governmental entity, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other governmental entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable governmental entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "ANTITRUST LAW" means the Sherman Act, as amended, the Clayton Act, as amended, H-S-R Act, and the Federal Trade Commission Act, as amended. Notwithstanding the foregoing covenants concerning the reasonable best efforts of the parties contained in Section 7.4(a) and Section 7.4(b) hereof, each of the parties hereto shall use its commercial best efforts to resolve such objections if any, as may be asserted by a governmental entity or other person with respect to the transactions contemplated hereby under any Antitrust Law. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of the parties hereto shall cooperate in all respects with each other and use its respective commercial best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.4 shall: (i) limit a party's right to terminate this Agreement pursuant to Section 9.1(b)(i) hereof so long as such party has up to then complied in all material respects with its obligations under this Section 7.4; or (ii) require Delta or Purchaser to (x) enter into any "hold-separate" agreement or other agreement with respect to the disposition of any assets or businesses of Delta or any of its Subsidiaries or the Company or any of its Subsidiaries in order to obtain clearance from the FTC or the DOJ or any state antitrust or competition authorities to proceed with the consummation of the transactions contemplated hereby, (y) consummate the transactions contemplated hereby in the event that any consent, approval or authorization of any governmental entity obtained or sought to be obtained in connection with this Agreement is conditioned upon the imposition of any other significant restrictions upon, or the making of any material accommodation (financial or otherwise) in respect of the transactions contemplated hereby or the conduct of the business of the Company or its Subsidiaries, Delta or Purchaser (including any agreement not to compete in any geographic area or line of business) or results, or would result in, the abrogation or diminishment of any authority or license granted by any governmental entity, or (z) enter into negotiations with any labor organization representing employees of the Company or any of its Subsidiaries as a condition to consummation of the transactions contemplated by this Agreement.

        7.5 EMPLOYMENT AGREEMENTS. Prior to the Closing Date, Delta shall have entered into Employment Agreements in the form attached hereto as EXHIBIT 7.5(A) and Non-Competition Agreements in the form attached hereto as EXHIBIT 7.5(B) with Steven Klein, Gary Beggs, and Kristina Nettesheim.

        7.6 PUBLIC ANNOUNCEMENTS. Until the first public announcement of the transactions contemplated hereby, each of Delta and the Company and their respective

Affiliates agrees that it will not issue any announcements, releases, statements or reports, or confirm any statements by third parties, pertaining to this Agreement or the transactions contemplated hereby, except as: (i) may be required by applicable law, any governmental agency if required by such agency, the rules of the Nasdaq National Market or any Israeli corporate and securities authorities, or (ii) approved by the other party, which approval shall not be unreasonably withheld or delayed; PROVIDED, HOWEVER, that if Delta or Purchaser is required by law to issue any such announcements, Delta shall be entitled to control the timing of any such announcements; provided that in all events Delta shall give the Selling Shareholders three days prior written notice of, and the opportunity to review, any such announcement described by clause (i) or the proviso in clause (ii) above and shall in good faith consider implementing any comments that the Selling Shareholders have with respect to such announcement.

        7.7 EXPENSES. Delta shall be responsible for its fees, costs and expenses incurred in connection with the transaction contemplated hereby and the Selling Shareholders shall be responsible for all fees, costs and expenses incurred by the Selling Shareholders and the Company in connection with the Proposed Transaction, in each case including, but not limited to, any accounting, legal, advisory, commission or fees of any broker or finder referred by them and any investment banking fees incurred in connection with the proposed transaction contemplated hereby. Notwithstanding the foregoing, accounting fees paid or payable to Bowen, Phillips & Carmichael for CFO services up to $488,000 for the year 2004 will be paid for by the Company (and payment of such $488,000 shall not cause any reduction in Purchase Price) and any excess will be paid by the Selling Shareholders. The Selling Shareholders and Delta shall each be responsible in equal parts for the fees incurred in relation to all regulatory filings in connection with the transactions contemplated hereby (with the exception of fees incurred in connection with obtaining Israeli approvals, which shall be borne solely by Delta).

        7.8 NONCOMPETITION AND CONFIDENTIALITY AGREEMENTS. The Company agrees not to, and not to permit its Subsidiaries to, terminate, amend or waive any of the confidentiality and non-competition agreements entered into by its employees and consultants with the Company or any of its Subsidiaries. The Company has heretofore furnished or made available to Delta and Purchaser complete and accurate copies of the confidentiality and non-competition agreements executed by its and its Subsidiaries' employees and consultants.

        7.9     INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

                (a) Subject to the terms and conditions of this Section 7.9 and 7.10 and other than in respect of Environmental Damages for which indemnification shall be had, if at all, exclusively pursuant to Section 7.14, the Selling Shareholders hereby agree to indemnify and save harmless Purchaser and its officers, directors, shareholders, employees and Affiliates from, against, for and in respect of any and all assessments, penalties, losses, damages, liabilities, costs and expense (including court costs, amounts paid in settlement, judgments, reasonable attorneys' fees or other expenses for investigating and defending), suit, action, claim, liability, obligation, or any Taxes described in Section 7.10(a) (collectively, "DAMAGES") suffered, sustained, incurred or required to be paid by Delta, the Purchaser, or any of their respective officers, directors, employees or Affiliates as a direct result of the breach of any representation, warranty, covenant or agreement of the Selling Shareholders or the Company contained in or made pursuant to this Agreement; PROVIDED, HOWEVER, that there shall be no liability under this
Section 7.9(a) or Section 7.10(a) unless and until the aggregate of all Damages exceed seventy five thousand dollars ($75,000.00) and then recovery shall be had for each previously or subsequently incurred Damage.

                (b) Subject to the terms and conditions of this Section 7.9, Delta and Purchaser hereby agree to indemnify and save harmless the Selling Shareholders from, against, for and in respect of any and all Damages suffered, sustained, incurred or required to be paid by any Selling Shareholder as a direct result of the breach of any representation, warranty, covenant or agreement of Purchaser or Delta contained in or made pursuant to this Agreement, PROVIDED that there shall be no liability of Delta or the Purchaser under this Agreement in excess of $2,250,000, other than for payment of the Purchase Price.

                (c) Any party seeking indemnification hereunder ("INDEMNIFIED PARTY") agrees to give prompt written notice to any indemnifying party (the "INDEMNIFYING PARTY") of any claim by a third party that might reasonably be expected to give rise to a claim based on the indemnity agreements contained in Section 7.9(a) or Section 7.9(b) hereof, stating the nature and basis of said claim and the amount thereof, to the extent known, PROVIDED, HOWEVER, that the failure of any Indemnified Party to give timely notice shall not affect its right to indemnification hereunder except to the extent that the Indemnifying Party demonstrates actual damage or prejudice caused by such failure.

                (d) In the event the Indemnified Party shall notify the Indemnifying Party of any third-party claim pursuant to subsection (c) hereof, the Indemnifying Party shall defend such claim (including all actions, suits or proceedings and all proceedings on appeal or for review that counsel deem appropriate) with counsel reasonably satisfactory to the Indemnified Party by written notice to the Indemnified Party within thirty (30) days after receipt of such notice. The party defending such claim shall make available to the other party and its attorneys and accountants all books and records relating to such proceedings or litigation, and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding. The Indemnified Party shall not compromise such claim without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld).

                (e) In the event that an Indemnified Party shall seek indemnification hereunder with respect to any claims (other than by third parties), the Indemnified Party shall give the Indemnifying Party prompt written notice of such claim, stating the nature and basis of said claim and the amount thereof with specificity, to the extent known. Within thirty (30) days after receipt of such notice, the Indemnifying Party shall either pay the amount of such claim or set forth in writing any dispute with respect to such claim. If such party shall dispute such claim, no amounts shall be payable with respect to such claim until such dispute shall be resolved.

                (f) Except for fraud or breaches of the representations and warranties contained in Sections 4.3 (Capitalization); 4.4 and 5.1 (Authority Relative to this Agreement of the Company and Selling Shareholders, respectively); 4.12 (Taxes and Tax Payments) and 5.2 (Shares of the Company), for which liability shall neither terminate nor be limited, in no event shall the Company and the Selling Shareholders be liable for aggregate Damages exceeding the lesser of $5,500,000 and any lesser amount then held in the Indemnity Escrow. No Indemnified Party shall have a right to seek indemnification for Damages pursuant to this Section 7.9 or 7.10 at any time after the third anniversary of the date hereof, provided that any claims for indemnification made pursuant to and in accordance with this Section 7.9 or 7.10 that are unresolved at such date shall continue until resolved.

                (g) The parties hereto acknowledge and agree that the indemnification provided for in this Section 7.9 and in Section 7.10, subject to the limitations set forth herein, shall be the sole and exclusive remedy of the parties with respect to any matter arising from or related to this Agreement (other than for claims relating to fraud). Notwithstanding the foregoing, nothing in this Agreement shall limit the ability of a party to seek specific performance or other equitable relief in connection with this Agreement.

                (h) Other than for any representations and warranties relating to the environmental condition of the Owned Real Property or the Leased Real Property, Regulated Substances, Environmental Permits, compliance with any applicable Environmental Laws, or any liabilities or any impact upon any of the Company's financial statements or books and records related to or arising in connection with any of the foregoing, including without limitation those made in
Section 4.16 (all of which shall terminate upon the Closing), the representations and warranties contained herein shall survive the Closing and continue in effect (i) for breaches of Sections 4.3 (Capitalization); 4.4 and
5.1 (Authority Relative to this Agreement of the Company and Selling Shareholders, respectively); 4.12 (Taxes and Tax Payments); and 5.2 (Shares of the Company) without time limitation, and (ii) for all other representations and warranties for the period that ends upon the third anniversary of the Closing Date.

                (i) It is expressly understood and agreed that: (i) no Indemnified Party shall be entitled to seek indemnification for Damages with respect to the settlement of the Canadian Customs Matter (referred to in Section 7.13) to the extent it does not exceed $1,000,000; (ii) no Indemnified Party shall be entitled to seek indemnification for Damages with respect to the Roof Costs (referred to in Section 7.12) to the extent the Roof Costs do not exceed $2,300,000; and (iii) no Indemnified Party shall be entitled to seek indemnification for Damages with respect to any structural matters or other Indemnified Losses related to the roof on either of the McCormick Building or the Forstmann Building to the extent of any recovery under any warranty issued in connection with the Roof Repairs (referred to in Section 7.12).

        7.10    TAX MATTERS.

                (a)     TAX INDEMNITIES. Subject to the terms and conditions of
Section 7.9, in addition to the indemnification provided under Section 7.9, from and after the Closing Date and until the third anniversary of the Closing Date, the Selling Shareholders shall jointly and severally indemnify and save the Purchaser and the Company harmless from all Damages attributable to (A) federal, state, local and foreign Taxes imposed on Delta, the Purchaser or the Company or any of its Subsidiaries (1) for any period that ends on or before the Closing Date (the "PRE-CLOSING PERIOD") (or for any period beginning before and ending after the Closing Date to the extent allocable under Section 7.10(c)(ii) to the portion of such period beginning before and ending on the Closing Date) on account of or with respect to the income, assets or activities of the Company or any such Subsidiary to the extent such Taxes are not reflected in the amount of Company Net Debt, (2) resulting by reason of the several liability of the Company pursuant to Treasury Regulations Section 1.1502-6 or any analogous state, local, foreign law or regulation by reason of the Company being or having been a member of any consolidated, combined or unitary group on or prior to the Closing Date, (3) resulting from the actual or deemed transfer prior to the Closing of assets, properties and businesses by or to the Company, or the consummation prior to the Closing of any other actions or transactions contemplated by this Agreement, or (4) resulting from the breach of any of the Company's representations and warranties made in Section 4.12, (B) sales or use Taxes payable by the Company or any Subsidiary, or for which the Company has responsibility for withholding and payment, for any Pre-Closing Period, and (C) withholding and payroll Taxes payable by the Company or any Subsidiary, or for which the Company has responsibility for withholding and payment, for any Pre-Closing Period.

                (b) CHARACTER OF INDEMNITY PAYMENTS. All amounts paid pursuant to Section 7.9 and this Section 7.10 by one party to another party (other than interest payments) shall be treated by such parties as an adjustment to the Purchase Price. In the event any taxing authority shall assert, or applicable law shall require, that any amount referred to in the preceding sentence shall be treated as income to the recipient thereof, then the amount of such payment, if, and only if, such payment relates to Taxes, shall be adjusted to reflect the impact of all applicable Taxes so that the recipient, after the impact of all Taxes is taken into consideration, shall be in the same position as it would have been had the event creating the obligation on the part of the payor to make such payment never occurred.

                (c)     TAX RETURNS.

                        (i) TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. The Selling Shareholders shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Selling Shareholders shall permit the Purchaser to review and comment on each Tax Return described in the preceding sentence before filing. The Selling Shareholders agree that any Tax Returns prepared and filed by the Selling Shareholders will be prepared and filed on a consistent basis with the most recent such Tax Returns, unless the Selling Shareholders conclude that there is no reasonable basis for such position.

                        (ii) TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods that begin before the Closing Date and end after the Closing Date. The Purchaser shall permit the Selling Shareholders to review and comment on each Tax Return described in the preceding sentence before filing. The Purchaser agrees that any Tax Returns prepared and filed by the Purchaser for periods that begin before the Closing Date and end after the Closing Date will be prepared and filed on a consistent basis with the most recent such Tax Returns, unless the Purchaser concludes that there is no reasonable basis for such position. The Selling Shareholders shall reimburse the Purchaser for Taxes of the Company and its Subsidiaries with respect to such periods within fifteen (15) days after payment by the Purchaser or the Company and its Subsidiaries with respect to the amount of such Taxes that relate to the portion of the Tax period ending on the Closing Date to the extent such Taxes are not reflected in Company Net Debt. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (x) in the case of Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax Period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount that would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company and its Subsidiaries.

                (d)     SECTION 338(H)(10) ELECTION.

                        (i) At the Purchaser's option, the Purchaser and the Selling Shareholders shall jointly make an election under Code
                Section 338(h)(10) (and any corresponding election under state, local and foreign Tax law) (a "SECTION 338(H)(10) ELECTION") with respect to the purchase and sale of the Company Capital Stock hereunder. Purchaser shall exercise its option to make the
                Section 338(h)(10) Election by delivering notice to the Selling Shareholders not later than April 1, 2005. In the event that the Purchaser exercises its option to make the Section 338(h)(10) Election, the Purchaser and the Selling Shareholders agree to report the transfers under this Agreement consistent with the
                Section 338(h)(10) Election.

                        (ii) The Purchaser shall be responsible for the preparation and filing of all documents and forms related to the
                Section 338(h)(10) Election, including Form 8023, in accordance with applicable Tax laws. The Purchaser shall deliver such documents and forms to the Selling Shareholders in a form suitable for execution at least forty five (45) days prior to the date such documents or forms are required to be filed, and the Selling Shareholders shall execute such documents or forms and deliver said executed documents or forms to the Purchaser on or before the later of (A) twenty (20) days prior to the date such forms are required to be filed or (B) five (5) days after the Shareholders Representative receives the payment pursuant to
                Section 7.10(d)(iv) below.

                        (iii) The Purchase Price shall be allocated among the assets of the Company in accordance with the mutual agreement of the parties to be reached at least sixty (60) days prior to the due date for filing any documents and forms related to the
                Section 338(h)(10) Election. Purchaser shall propose an allocation and provide a copy of such allocation to the Seller Representative prior to the due date of the first such Return, allowing the Sellers a reasonable time during which to review such allocation. Purchaser and the Sellers agree to cooperate to resolve any disputes regarding such allocation prior to the due date for filing such Returns. Subject to the requirements of any applicable Tax laws, all Tax Returns filed by the Purchaser, the Company and the Selling Shareholders shall be prepared consistently with such allocation. In the event of any Purchase Price adjustment hereunder, the Purchaser and the Selling Shareholders agree to adjust such allocation to reflect such Purchase Price adjustment and to file consistently any Tax Returns required as a result of such Purchase Price adjustment.

                        (iv) In the event that the Purchaser elects to make the Section 338(h)(10) Election, the Company shall pay to the Selling Shareholders an amount necessary, after payment of Tax on such amount, to pay any increased Tax liability for the Selling Shareholders resulting from the Section 338(h)(10) Election, including without limitation any penalties for failure to pay estimated Tax or failure to pay Tax shown on the Selling Shareholders' Tax returns, based on the allocation of Purchase Price agreed to by the parties pursuant to Section 7.10(d)(iii). Purchaser shall make such payment to the Selling Shareholders at least forty-five (45) days prior to the date that the documents or forms related to the Section 338(h)(10) Election are required to be filed. If Purchaser shall fail to make such payment to the Selling Shareholders by April 1 of any year in which such payments are payable, then such unpaid amounts shall accrue interest at 10% per annum.

                        (v)     Subject to the terms and conditions of Section

                7.9, in addition to the indemnification provided under Section 7.9, from and after the Closing Date, the Company shall indemnify and save each Selling Shareholder harmless from all Damages attributable to federal, state, local and foreign Taxes imposed on such Selling Shareholder on account of the Section 338(h)(10) Election to the extent that such Taxes were not accounted for in the determination of the payment pursuant to Section 7.10(d)(iv).

                (e)     MISCELLANEOUS.

                        (i) PRIOR TAX SHARING AGREEMENTS. Any and all other tax sharing or allocation agreements, if any, in effect on the Closing Date as to which the Company is or was a party, for all Taxes imposed by any federal, state, foreign or local government or taxing authority, regardless of the period for which such Taxes are imposed, shall be terminated as of the Closing Date and, after the Closing Date the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

                        (ii) SURVIVAL OF CLAIMS. Notwithstanding any other provision of this Agreement, no claim for indemnification under this Section 7.10 may be made in respect of any Tax that is asserted by any taxing authority after the applicable statute of limitations period with respect to such Tax has expired, except for a claim for indemnification for the cost of contesting such assertion.

                        (iii)   COOPERATION ON TAX MATTERS.

                        (A) Each of Delta, Purchaser, the Selling Shareholders and the Company shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this
                Section 7.10 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention (for a reasonable period of time, but not less than six years after the Closing Date) and (upon the other Party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

                        (B) Each of Delta, Purchaser, the Selling Shareholders and the Company further agree, upon request, to use their reasonable, best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                        (iv) CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other Taxes (excluding any Taxes incurred by Selling Shareholders due to the transactions contemplated hereby) and fees (including penalties and interest) incurred in connection with the transfer of Company Capital Stock pursuant to this Agreement shall be borne fifty percent (50%) by the Selling Shareholders and fifty percent (50%) by the Purchasers. The Selling Shareholders shall, with expenses borne fifty percent (50%) by the Selling Shareholders and fifty percent (50%) by the Purchasers, file all necessary Tax

                Returns and other documentation with respect to such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and if required by applicable law, the Purchaser will join in the execution of any such Tax Returns and other documentation.

                        (v) PRIOR RETURN AMENDMENT. Each of Delta and Purchaser agree to not amend any Tax Returns filed by the Company relating to tax periods beginning before the Closing Date without the Selling Shareholder's written consent or except as required by a Federal, state, local or other relevant taxing authority.

        7.11 NOTICE AND CURE. Each party to this Agreement shall promptly and in writing provide each other party hereto with true and complete copies of, any and all information or documents relating thereto to, as promptly as practicable and in any event before the Closing, any event, transaction or circumstance occurring after the date hereof that causes or will cause any covenant or agreement of such notifying party to be materially breached or that renders or will render any representation or warranty of such notifying party contained in this Agreement to be untrue in any material respect. Each party shall also use its reasonable best efforts to cure, as promptly as practicable and in any event before the Closing, any material violation or breach of any representation, warranty, covenant or agreement made by such notifying party (unless the relevant representation, warranty, covenant or agreement is already subject to a materiality qualification, in which case the notifying party shall also provide notice and so attempt to cure, in the event of any violation or breach), whether occurring or arising before, on or after the date of this Agreement. In the event notice is given pursuant to this Section 7.11 and a Closing occurs, the effect of such notice shall be to eliminate any recourse that the party being so notified shall have to seek indemnity hereunder; PROVIDED, HOWEVER, nothing contained in this Section 7.11 shall limit the right of any party receiving such notice to terminate this Agreement in accordance with Section 9.1 hereof.

         7.12 ROOF REPAIRS AND RELATED MATTERS. The Selling Shareholders shall have the right and authority to bid out the work necessary to repair the roof at the McCormick Building and at the Forstmann Building (the "ROOF REPAIRS") and provided that (i) the relevant contractor is appropriately licensed, (ii) the relevant contractor and his scope of work is reasonably acceptable to Purchaser, and (iii) such contractor provides a written five year warranty reasonably satisfactory to Purchaser upon completion of the related roof repairs, the Selling Shareholders shall have the authority to bind the Company to a written contract in connection therewith. To the extent that the costs incurred by the Company for the Roof Repairs is less than $2,300,000, Delta will pay over to the Selling Shareholders as additional consideration for the Company Capital Stock an amount equal to the difference between $2,300,000 and the cost of such Roof Repairs. For a period of five years after the Closing Date, the Selling Shareholders shall have the right to cause the Company to enter into a real estate brokerage and listing agreement with a company reasonably satisfactory to the Purchaser for the purpose of selling the Excess Land as defined in ANNEX 2 to this Agreement. The Selling Shareholders shall also have the right and authority to bind the Company to any sale of such Excess Land, PROVIDED, that the Selling Shareholders shall offer the Purchaser in writing the right of first refusal for a period of ten (10) days from the date of receipt of such written notice to purchase such Excess Land under the same terms and conditions as agreed to by the prospective purchaser, all of which shall be disclosed in such writing to the Purchaser. If the Purchaser elects to so purchase such Excess Land, the purchase price therefor shall include the reasonable transaction expenses incurred by the Selling Shareholders in connection therewith. If the Excess Land is contracted for sale during such time period and the sale pursuant thereto is consummated within six months of the date of contract, then the first $750,000 of the sales proceeds of the Excess Land less real estate brokerage commissions (the "NET PROCEEDS") shall belong to and be the property of the Company. If the Net Proceeds exceed $750,000, the Net Proceeds in excess of $750,000 up to a maximum amount equal to one half of the Roof Costs shall be paid over to the Selling Shareholders, with any remaining amount retained by the Company. Any such payment due to the Selling Shareholders shall be due and payable on the closing date of the sale of the Excess Land.

        7.13 CONTROL OF CCRA INVESTIGATION; SETTLEMENT. Any investigation relating to any period prior to the Closing by the Canadian Customs' and Revenues Agency ("CCRA") and any negotiations with and settlement of any such investigation shall be controlled by the Selling Shareholders, who shall have the right and authority to bind the Company with respect to such matters, PROVIDED that the total amounts, if any, payable to the CCRA as a result of any such investigation do not exceed the equivalent of US$*******. To the extent that the settlement of such claims by the CCRA is less than $*******, Delta will pay over to the Selling Shareholders as additional consideration for the Company Capital Stock an amount equal to the difference between $1,000,000 and the amount paid in settlement to the CCRA.

        7.14    ENVIRONMENTAL INDEMNIFICATION.

                (a) Subject to the terms and conditions of this Section 7.14, the Selling Shareholders hereby agree to indemnify and save harmless Purchaser and its officers, directors, shareholders, employees and Affiliates from, against, for and in respect of any and all assessments, penalties, losses, damages, liabilities, costs and expense (including court costs, amounts paid in settlement, judgments, reasonable attorneys' fees or other expenses for investigating and defending), suit, action, claim, liability, or obligation (collectively, "ENVIRONMENTAL DAMAGES") suffered, sustained, incurred or required to be paid by Delta, the Purchaser, or any of their respective officers, directors, employees or Affiliates as a result of the presence of any Hazardous Substances in structures, soil, surface water or groundwater at the Real Property prior to Closing; PROVIDED, HOWEVER, that there shall be no liability under this Section 7.14(a) unless and until the aggregate of all Environmental Damages exceed fifty thousand dollars ($50,000.00) and then recovery shall be had for each previously incurred and subsequent Damage.

For purposes of this Section 7.14, the term "HAZARDOUS SUBSTANCES" shall mean any and all petroleum products, asbestos, hazardous waste, material, substance or pollutant as defined within or governed by CERCLA (42 U.S.C. ss.ss. 9601 et seq.), RCRA (42 U.S.C. ss.ss. 6901 et seq.), HSRA (O.C.G.A. ss.ss. 12-8-90 et seq.), HWMA (O.C.G.A. ss.ss. 12-8-60 et seq.) and the respective rules and regulations of each.

                (b) No party shall be entitled to indemnification hereunder for any Environmental Damages arising from or pertaining to Hazardous Substances discovered or identified as a result of any soil, groundwater or surface water sampling or analysis at or near the Real Property, performed by, on behalf of, or allowed to be conducted by Purchaser or its officers, directors, shareholders, employees or Affiliates, unless such sampling or analysis is: (i) expressly required by law or regulation or ordered by a governmental entity with authority to require such sampling; (ii) performed by a prospective purchaser of any Real Property, PROVIDED that Purchaser has first entered into a binding sales contract with the prospective purchaser regarding such Real Property; or
(iii) required by a commercial lender as a condition of the grant of any loan or line of credit with respect to the Business or the Real Property; PROVIDED, HOWEVER, that Purchaser must provide Selling Shareholders with at least twenty
(20) days written notice and opportunity to object prior to conducting or allowing any sampling or analysis pursuant to the above subsections (i), (ii) or
(iii).

                (c) In addition, no party shall be entitled to indemnification hereunder for any Environmental Damages (i) arising from or pertaining to Hazardous Substances discovered or identified as a result of (i) any notification by or on behalf of Purchaser or its officers, directors, shareholders, employees or Affiliates with any governmental entity regarding the release, presence, or the potential or suspected release or presence of Hazardous Substances at the Real Property, except as expressly required by applicable Environmental Law; (ii) any contact initiated by or on behalf of Purchaser or its officers, directors, shareholders, employees or Affiliates for the purpose or with the intent of, notifying or advising any governmental entity regarding the release, presence, or the potential or suspected release or presence of Hazardous Substances at the Real Property, except as expressly required by applicable Environmental Law; or (iii) to the extent Environmental Damages are the result of any release of Hazardous Substances or noncompliance with any Environmental Law at the Real Property after Closing.

                (d) Should Purchaser or the Company seek to sell any portion of the Owned Real Property other than the Excess Land at any time, Purchaser or the Company shall offer Selling Shareholders in writing the right of first refusal for a period of ten (10) days from the date of receipt of such written notice to purchase such Owned Real Property under the same terms and conditions as agreed to by the prospective purchaser, all of which shall be disclosed in such writing to the Selling Shareholders. If the Selling Shareholders elect to so purchase such Owned Real Property, the purchase price therefor shall include the reasonable transaction expenses incurred by Purchaser or the Company in connection therewith, including without limitation any reasonable payments from Purchaser or the Company to such prospective purchaser. Should Purchaser fail to offer Selling Shareholders the right of first refusal pursuant to this Section 7.14(d) for any portion of the Real Property, Purchaser shall lose all right to claim indemnification pursuant to Section 7.14(a) regarding that portion of the Real Property, and shall be solely responsible for any Environmental Damages arising from or pertaining to Hazardous Substances discovered or identified as a result of any soil, groundwater or surface water sampling or analysis conducted by such prospective purchaser.

                (e) Any party seeking indemnification hereunder ("ENVIRONMENTAL INDEMNIFIED PARTY") agrees to give prompt written notice to any indemnifying party (the "ENVIRONMENTAL INDEMNIFYING PARTY") of any claim by a third party that might reasonably be expected to give rise to a claim based on the indemnity agreement contained in Section 7.14(a) hereof, stating the nature and basis of said claim and the amount thereof, to the extent known, PROVIDED, HOWEVER, that the failure of any Environmental Indemnified Party to give timely notice shall not affect its right to indemnification hereunder except to the extent that the Environmental Indemnifying Party demonstrates actual damage or prejudice caused by such failure.

                (f) In the event that an Environmental Indemnified Party shall seek indemnification hereunder with respect to any claims, the Environmental Indemnified Party shall give the Environmental Indemnifying Party prompt written notice of such claim, stating the nature and basis of said claim and the amount thereof with specificity, to the extent known. Within thirty (30) days after receipt of such notice, the Environmental Indemnifying Party shall either pay the amount of such claim or set forth in writing any dispute with respect to such claim. If such party shall dispute such claim, no amounts shall be payable with respect to such claim until such dispute shall be resolved.

                (g) In no event shall the Company and the Selling Shareholders be liable for aggregate Environmental Damages that exceed the lesser of $5,500,000 and any lesser amount then held in the Indemnity Escrow the amount of the Escrow Indemnity then held. The indemnity obligations contained in this Section 7.14 shall terminate upon termination of the Escrow Period.

                (h) The parties hereto acknowledge and agree that the indemnification provided for in this Section 7.14, subject to the limitations set forth herein, shall be the sole and exclusive remedy of the parties with respect to any matter arising from or related to any Environmental Damages.

        7.15 CONDUCT OF BUSINESS BY THE COMPANY. During the period from the Closing and continuing until December 31, 2004, without the consent of Delta and Purchaser, the Selling Shareholders shall take no action to cause the business of the Company to be conducted other than in the ordinary and usual course of business and consistent with past practices.

        7.16 ASSIGNMENT OF AUTOMOBILE LEASES. The Selling Shareholders shall cause the automobile leases listed on SCHEDULE 7.16 to be assigned to the persons identified opposite such leases on such Schedule by February 28, 2005. The Selling Shareholders shall bear the cost to the Company, if any, from such assignment.

        7.17    ADDITIONAL ACTIONS.

                (a) The Selling Shareholders shall use reasonable efforts to obtain the consent of Stony Apparel Corp. to the transaction contemplated hereby as required by the License dated July 2, 2003 by and between the Company and Stony Apparel Corp.

                (b) The Company shall provide all notices required under the agreements related to the IRB Debt to allow for the early prepayment of the IRB as soon as reasonably practicable after the Closing, but in no event later than February 28, 2005.

                (c) The excess of any amounts in the LC Payment Account over amounts credited against such account by Bank of America pursuant to that certain letter of even date herewith related to the Credit Agreement Documents, Business Loan Documents and Agreement regarding LC Payment Account (as defined therein) shall be paid over to the Selling Shareholders within ten (10) Business Days after the final determination thereof.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

        8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO AFFECT THE PURCHASE. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions, any one of which may be waived by a writing signed by each of the Company, the Selling Shareholders and Delta:

                (a) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction that prohibits the consummation of the Closing shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the transactions contemplated hereby. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity, including, without limitation, the expiration or termination of the waiting period applicable under the H-S-R Act (all of the foregoing, "CONSENTS") that are necessary for the consummation of the transactions contemplated hereby, other than Consents of which the failure to obtain would not materially, adversely affect the consummation of the transactions contemplated hereby or in the aggregate have a Material Adverse Effect on any party hereto, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "REQUISITE REGULATORY APPROVALS") and all such Requisite Regulatory Approvals shall be in full force and effect.

                (b) There shall be no action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby, by any federal, or state governmental entity that, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon any of the parties hereto, which in any such case would materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement.

                (c) The Employment Agreements and the Non-Competition Agreements referred to in Section 7.5 hereof shall have been executed and delivered by the parties thereto other than Purchaser or Delta.

                (d) The Outstanding Term Loan shall have been paid by Delta or the Purchaser. An amount in cash equal to the IRB Debt shall have been deposited with SunTrust Bank, as the issuer of the Letter of Credit securing the IRB Debt.

        8.2 CONDITIONS TO OBLIGATION OF THE SELLING SHAREHOLDERS TO EFFECT THE PURCHASE. The obligation of the Selling Shareholders to effect the transactions contemplated hereby shall be further subject to the satisfaction at or prior to the Closing Date of the following additional conditions, any of which may be waived by the Selling Shareholders in writing:

                (a) Each of Delta and Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing Date;

                (b) The representations and warranties of Delta and Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time, except as contemplated by this Agreement; and

                (c) The Company shall have received a certificate signed by the President, any Vice President or the Chief Financial Officer of Delta as to the satisfaction of the conditions set forth in Sections 8.2(a) and (b).

                (d) There shall not have occurred following the date of this Agreement and prior to the Closing Date any change, or any event involving a prospective change, in Delta's or any of its Subsidiaries' business, assets, financial condition or results of operations that has had, or is reasonably likely to have, a Material Adverse Effect.

                (f) The Selling Shareholders shall not discover any matter not disclosed or made available to them as of the date hereof, which matter could reasonably be expected to have a Material Adverse Effect on Delta or any of its Subsidiaries.

                (g) The Selling Shareholders shall have received an opinion, dated as of the Closing, from Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., counsel for Delta and the Purchaser, substantially in the form attached hereto as EXHIBIT 8.2(G).

        8.3 CONDITIONS TO OBLIGATIONS OF DELTA AND PURCHASER TO EFFECT THE PURCHASE. The obligations of Delta and Purchaser to effect the transactions contemplated hereby shall be further subject to the satisfaction at or prior to the Closing Date of the following additional conditions, any of which may be waived by Delta in writing:

                (a) The Company shall have performed in all material respects its obligations under this Agreement required to be performed and complied with by it at or prior to the Closing Date and the representations and warranties of the Company and the Selling Shareholders contained in this Agreement shall be true and correct in all material respects (except any representation or warranty that by its terms is qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects), at and as of the Closing Date as if made at and as of such time, except as contemplated by this Agreement, and Delta and Purchaser shall have received a certificate signed by the President or any Vice President of the Company as to the satisfaction of this condition.

                (b) The Company shall have obtained and delivered to Delta and Purchaser the consents or approvals set forth on SCHEDULE 8.3(B) hereto.

                (c) Delta and Purchaser shall have received an opinion, dated as of the Closing, of Kilpatrick Stockton LLP, counsel for the Company, substantially in the form attached hereto as EXHIBIT 8.3(C).

                (d) There shall not have occurred following the date of this Agreement and prior to the Closing Date any change, or any event involving a prospective change, in the Company's or its Subsidiaries' business, assets, financial condition or results of operations that has had, or is reasonably likely to have, a Material Adverse Effect (provided, however, that any adverse change resulting solely from conditions affecting the United States or any foreign economy generally that do not disproportionately affect the business of the Company shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect").

                (e) Each Selling Shareholder shall execute and deliver to Delta an Investor Representation letter (in the form attached hereto as EXHIBIT 8.3(E)) relating to certain United States securities laws.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

        9.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date (each such event, a "TERMINATION"):

                (a) by mutual written consent of Delta, Purchaser, the Selling Shareholders and the Company;

                (b) by (i) either Delta and Purchaser, on the one hand, or the Selling Shareholders, on the other hand, if the Closing shall not have been consummated on or before December 31, 2004; or (ii) the Selling Shareholders if there shall have been any material breach of a representation and warranty or material obligation of Delta or Purchaser hereunder, and, if such breach is curable, such default shall have not been remedied within ten (10) days after receipt by Delta of notice in writing from the Selling

Shareholders specifying such breach and requesting that it be remedied, provided that the terminating party is not in material default of any of its obligations hereunder;

                (c) by Delta and Purchaser if there shall have been any material breach of a representation and warranty or material obligation of the Company or any Selling Shareholder hereunder, and, if such breach is curable, such default shall not have been remedied within ten (10) days after receipt by the Company and the Selling Shareholders of notice in writing from Delta or Purchaser specifying such breach and requesting that it be remedied, provided that the terminating party is not in material default of any of its obligations hereunder;

                (d) by either Delta, the Company, or the Selling Shareholders if any court of competent jurisdiction in the United States or Israel or other United States or Israeli governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby (or the issuance of the Ordinary Shares) and such order, decree, ruling or any other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this clause (d) shall have used all reasonable efforts to remove such order, decree or ruling;

                (e)     by either Delta or Purchase in accordance with Section
6.5(c).

        9.2 EFFECT OF TERMINATION. In the event of Termination under Section 9.1(a), (b)(i), (c)(i), (d), or (e) hereof, this Agreement shall forthwith become of no further effect and, there shall be no liability or obligation on the part of either Delta, Purchaser, the Company or the Selling Shareholders or their respective officers or directors.

                                    ARTICLE X

                               GENERAL PROVISIONS

        10.1    [Intentionally Omitted.]

        10.2 NOTICES. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by telecopy, mailed by registered or certified mail (postage prepaid, return receipt requested), or delivered by internationally recognized courier to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Delta or Purchaser, to:

                Delta Galil Industries Ltd.
                2 Kaufman Street
                Tel Aviv, Israel
                Fax: 972-3-519-3790
                Attention:   Arnon Tiberg
                             President and Chief Executive Officer
                with a copy (which shall not constitute notice) to:

                Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. 1 Azrieli Center
                Tel Aviv 68021 Israel
                Fax: 972-3-607-4411
                Attention:  Daniel K. Gamulka, Esq.

If to the Selling Shareholders, to:

                Steven A. Klein
                9 Vista Drive
                Laurel Hollow, NY  11791

                with a copy (which shall not constitute notice) to:

                Kilpatrick Stockton LLP
                Suite 2800
                1100 Peachtree Street
                Atlanta, GA 30309-4530
                Fax:  (404) 541-3157
                Attention: Gregory K. Cinnamon, Esq.

The parties hereto agree that notices or other communications that are sent in accordance herewith (i) by personal delivery or by telecopy will be deemed received on the day sent (with electronic confirmation of receipt in the case of telecopy) or on the first business day thereafter if not sent on a business day,
(ii) by registered or certified mail, will be deemed received five (5) business days immediately following the date sent and (iii) by internationally recognized courier, will be deemed received two (2) business days after deposit with such courier.

        10.3 DESCRIPTIVE HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        10.4 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (including the Exhibits, Schedules and other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and understandings both written and oral, among the parties or any of them, with respect to the subject matter hereof; (b) is not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise, PROVIDED that Delta or Purchaser may assign its rights and obligations hereunder to a direct or indirect United States subsidiary of Delta, but no such assignment shall relieve Delta or Purchaser, as the case may be, of its obligations hereunder. Terms defined in this Agreement shall have the same meanings when used in the Schedules attached to this Agreement unless the context requires otherwise.

        10.5 GOVERNING LAW; PROCEDURAL MATTERS. Except as otherwise provided in Section 10.14, this Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties hereto hereby further irrevocably consents to the service of process in any such suit, action or proceeding in said courts by the mailing thereof by any other party by registered or certified mail, postage prepaid, to such party at its address for notice specified in Section 10.2 hereof. Each of the parties hereto hereby irrevocably waives any objection which it may now or hereafter have to laying of venue of any suit, action or proceeding arising out of or relating to the enforcement of this Agreement brought in state or federal court situated in the State of New York, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

        10.6 PARTIES IN INTEREST. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever or by reason of this Agreement.

        10.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

        10.8 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

        10.9 INVESTIGATION. The respective representations and warranties of Delta, Purchaser, the Company and the Selling Shareholders contained herein or in the certificates or other documents delivered at or prior to the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

        10.10 REMEDIES. The parties agree that irreparable damage would result if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or New York state court, in either case located in the County of New York, this being in addition to any other remedy to which the parties are entitled at law or in equity.

        10.11 CONSENTS; ACTIONS BY SELLING SHAREHOLDERS. For purposes of any provision of this Agreement requiring, permitting or providing for consent of Delta, or the Company, the written consent of the Chief Executive Officer, President or Chief Financial Officer of Delta or the Company, as the case may be, shall be sufficient to evidence such consent. For purposes of any provision of this Agreement requiring or providing for the consent, approval, waiver or any other action by the Selling Shareholders, such action shall be considered valid and binding if taken or approved by Steven Klein. Delta and the Purchaser shall be entitled to rely on the written certification of Steven Klein as to the taking of any such action by the Selling Shareholders. Each of Gary Beggs and Kristina Nettesheim irrevocably constitutes and appoints Steven Klein as such Selling Shareholder's true and lawful attorney-in-fact and agent and authorizes him to acting for such Selling Shareholder and in such Selling Shareholder's name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as such Selling Shareholder might or could do in person.

        10.12 KNOWLEDGE; NO PERSONAL LIABILITY. As used in this Agreement or the instruments, certificates or other documents required hereunder, the term "KNOWLEDGE" shall mean actual knowledge of a fact. With respect to the Company, "Knowledge" shall mean actual knowledge of a fact by Steven Klein, L.A. Bowen Jr., Gary Beggs, Kristina Nettesheim, David Hightower (only with respect to Sections 4.11 and 4.14), or Lisa Young, and the knowledge that such person reasonably would be expected to have in the normal discharge of his or her assigned duties without any duty of independent investigation. With respect to Delta or Purchaser, "Knowledge" shall mean actual knowledge of a fact by any officer thereof and the knowledge that such person reasonably would be expected to have in the normal discharge of his or her assigned duties without any duty of independent investigation.

        10.13 AMENDMENT; EXTENSION; WAIVER. At any time prior to the Closing Date, the parties hereto may, to the extent not inconsistent with applicable law: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; (c) waive compliance with any of the agreements or conditions contained herein; or (d) amend this Agreement in any respect. Any agreement on the part of a party hereto to any such extension, waiver or amendment shall be valid only if set forth in an instrument in writing signed on behalf of such party. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

        10.14   DISPUTE RESOLUTION.

                (a) APPLICABILITY OF DISPUTE RESOLUTION PROVISIONS. The dispute resolution provisions of this Section 10.14 shall apply to any and all disputes or disagreements between or among the Parties relating to or arising out of any provision of this Agreement or any provision of the Escrow Agreement (attached hereto as EXHIBIT 1.3), regardless of whether the applicability of this Section 10.14 is expressly mentioned in the provisions of this Agreement to which such dispute or disagreement relates.

                (b) GOOD FAITH RESOLUTION. The Parties shall attempt to settle amicably by good faith discussions any dispute or disagreement between them relating to or arising out of any provision of this Agreement. If the Parties are unable to resolve the dispute or disagreement by such discussions within five (5) days, then each entity involved in the dispute or disagreement shall refer the dispute or disagreement for resolution to a designated officer.

                (c) ARBITRATION. If the Parties are unable to resolve any such dispute or disagreement within five (5) days after the referral of such dispute or disagreement to their designated officers, then either Party shall have the right to demand that such dispute or disagreement be settled by final and binding arbitration in accordance with the procedures set forth in this
Section 10.14.

                        (i) LOCATION. The location of any arbitration shall be New York, New York.

                        (ii) RULES GOVERNING ARBITRATION. The parties agree that any arbitration shall be conducted pursuant to the rules of the American Arbitration Association.

                        (iii) NUMBER AND APPOINTMENT OF ARBITRATORS. If the Parties so agree within fifteen (15) days of demand for arbitration, the arbitration shall be conducted by a single independent and disinterested arbitrator agreed upon by the Parties. If the parties cannot jointly select a single arbitrator to determine the matter, one arbitrator shall be chosen by each party (or, if a party fails to make a choice within fifteen (15) days, by the American Arbitration Association on behalf of such party) and the two arbitrators so chosen will select a third.

                        (iv) ENFORCEABILITY OF RULINGS. The Parties agree to be bound by any ruling in such arbitration proceeding and that such ruling shall be enforceable in any court that is of competent jurisdiction and is selected in accordance with
                Section 10.5 of this Agreement.

                        (v) FEES. Each entity involved in the arbitration shall bear its own costs and attorney's fees, and shall share equally in the fees and expenses of the arbitrator; PROVIDED, HOWEVER, that the arbitrator will be entitled to make an award or include in any award the requirement that one party pay all or part of the fees and expenses related to the arbitration of the other party.

                (c) SPECIFIC PERFORMANCE AND EQUITABLE RELIEF. Nothing in this Agreement, including this Section 10.14, shall prevent any party from seeking performance or other equitable relief in any court of competent jurisdiction.


               [Remainder of this page intentionally left blank.]

        IN WITNESS WHEREOF, the Selling Shareholders have executed this Agreement and each of Delta, Purchaser, and the Company has caused this Stock Purchase Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                DELTA GALIL INDUSTRIES LTD.



                                By:
                                   -------------------------------
                                   Name:
                                   Title:


                                DELTA GALIL USA, INC.


                                By:
                                   -------------------------------
                                   Name:
                                   Title:


                                BURLEN CORP.


                                By:
                                   -------------------------------
                                   Name:
                                   Title:



Selling Shareholders:



By:                                     Address:
   -------------------------------
     Name:  Steven A. Klein


By:                                     Address:
   -------------------------------
     Name:  Gary Beggs


By:                                     Address:
   -------------------------------
     Name: Kristina Nettesheim

                                 SCHEDULE 2.2(C)

                                 PURCHASE PRICE

                       PROPORTION OF    AMOUNT OF CASH DUE      NUMBER OF
SELLING SHAREHOLDER    SHAREHOLDINGS    SELLING SHAREHOLDER**   ORDINARY SHARES
-------------------    -------------    -------------------     ---------------

Steven Klein                 95%          $45,537,141.07            204,900
Gary Beggs                   2.5%         $1,198,345.82               5,392
Kristina Nettesheim          2.5%         $1,198,345.82               5,392


** Includes amounts subject to escrow and amounts disbursed to third parties on Selling Shareholder's behalf.

                                     ANNEX 1

                                      EBIT

        EBIT shall mean earnings before interest and taxes, as defined under GAAP, with the following additional adjustments:

1. Any increase in asset basis from purchase price allocation and additional amortization of transaction related employment contracts and other intangibles.
2. Additional corporate overhead allocations due to change in ownership and governance if acquisition related
3. Additional costs due to SEC regulatory compliance and reporting (such as internal control evaluations required by the Sarbanes-Oxley Act)
4. Increased costs, if any, due to changes in employee benefits if required by law to bring current Burlen benefits into ERISA compliance with Purchaser's benefits, excluding any benefits that may accrue to the Selling Shareholders
5. Increased costs for information systems which are primarily due to migrating current systems to Purchaser's information systems (to the extent such increased costs have an impact on Burlen's EBIT above $50,000)
6.      Corporate allocations for overhead

No adjustments will be made for costs associated with Burlen's conforming with Purchaser's accounting policies.

The use of shared corporate services of Delta and the use by Delta of Burlen facilities (such as the elastics factory, distribution etc.) shall be priced consistent with Delta's current practices for inter-divisional charges, and shall not be considered an adjustment to EBIT. If profits are derived by Burlen from such activities such profits should be deducted against the above add-backs. Such calculations will be agreed between Sonny Bowen, who will represent Steve Klein, and the CFO of Delta Galil or Delta Galil USA.

                                     ANNEX 2

                                   EXCESS LAND

56.602 acres of land located in Land Lot 307 of the 6th Land District of Tift County, Georgia more fully described as follows: BEGIN at the intersection of the East margin of Carpenter Road (100' R/W) and the South margin of the Old Seaboard Coastline Railroad (100' R/W) and run North 58(degree) 35' 45" East (along the South margin of such Railroad R/W) 2224.48 feet; thence South 27(degree) 29' 33" East 1120.09 feet to the North margin of Hunt Road; thence Southwestward (along the North margin of Hunt Road) 2409.79 feet; thence North 21(degree) 20' 58" west 207.16 feet; thence South 72(degree) 12' 46" West 173.62 feet to the East margin of Carpenter Road; thence Northward (along the East margin of Carpenter Road) 756.18 feet to the point of beginning, and shown as Tract 1 on a Survey made for Tift County Development Authority, et al by Hampton & Associates Surveying Co. dated January 13, 1997 and recorded in Plat Book 30 on page 131 in the Office of the Clerk of the Superior Court of Tift County, Georgia.